Filed Pursuant to Rule 424(B)(3)
Registration No. 333-168900
PROSPECTUS

Whiting Petroleum Corporation
Offer to Exchange
Shares of Common Stock Plus Cash for
up to 3,277,500 Shares of
6.25% Convertible Perpetual Preferred Stock, Par Value $0.001 Per Share
(CUSIP No. 966387201)

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to 3,277,500 shares, or 95%, of our outstanding 6.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”) for the following consideration per share of Preferred Stock: (i) 2.3033 shares of our common stock and (ii) a cash payment of $14.50.

The number of shares of Preferred Stock validly tendered and not withdrawn that we will accept in the exchange offer will be prorated if (i) more than 3,277,500 shares are tendered or (ii) we have concluded based on discussions with the New York Stock Exchange that the Preferred Stock is likely to be de-listed as a result of the acceptance by us of all Preferred Stock validly tendered and not withdrawn in the offer.

Each share of Preferred Stock has a liquidation preference of $100 per share and is currently convertible into 2.3033 shares of our common stock based on an initial conversion price of $43.4163 per share. The offer allows current holders of Preferred Stock to receive the same number of shares of our common stock as they would receive upon conversion of the Preferred Stock plus the cash payment.

The offer will expire at 5:00 p.m., New York City time, on September 15, 2010, unless extended or earlier terminated by us. You may withdraw Preferred Stock tendered in the offer at any time prior to the expiration date of the exchange offer. You must validly tender your Preferred Stock for exchange in the offer on or prior to the expiration date to receive the offer consideration. You should carefully review the procedures for tendering Preferred Stock beginning on page 35 of this prospectus.

The offer is subject to the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

As of the date of this prospectus, 3,450,000 shares of Preferred Stock were outstanding. The Preferred Stock and our common stock are listed on the New York Stock Exchange under the symbols “WLL PrA” and “WLL,” respectively. The last reported sale prices of the Preferred Stock and our common stock on September 10, 2010 were $224.52 and $91.22 per share, respectively. We expect that the shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

We urge you to carefully read the “Risk Factors” section beginning on page 12 before you make any decision regarding the offer.

You must make your own decision whether to tender Preferred Stock in the exchange offer, and, if so, the amount of Preferred Stock to tender. Neither we, the dealer managers, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock for exchange in the offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Joint Lead Dealer Managers for the Exchange Offer Are:

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

The Co-Dealer Managers for the Exchange Offer Are:

Raymond James	KeyBanc Capital Markets	SunTrust Robinson Humphrey
Barclays Capital	BBVA Securities	Credit Agricole CIB
Mitsubishi UFJ Securities	Morgan Stanley	Scotia Capital

RBC Capital Markets	BNP PARIBAS	BOSC, Inc.	Comerica Securities

The date of this prospectus is September 13, 2010

You should rely only on the information contained or incorporated by reference in this document. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the dealer managers, the information agent, the exchange agent or any other person. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, as applicable. The delivery of this prospectus and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements. All statements other than statements of historical facts included in this prospectus and the information incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus and the information incorporated by reference in this prospectus only reflect our expectations and are not guarantees of performance. When used in this prospectus and the information incorporated by reference, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	declines in oil or natural gas prices;

•	impacts of the global recession and tight credit markets;

•	our level of success in exploitation, exploration, development and production activities;

•	adverse weather conditions that may negatively impact development or production activities;

•	the timing of our exploration and development expenditures, including our ability to obtain CO2;

•	inaccuracies of our reserve estimates or our assumptions underlying them;

•	revisions to reserve estimates as a result of changes in commodity prices;

•	risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement;

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget;

•	our ability to obtain external capital to finance exploration and development operations and acquisitions;

•	our ability to identify and complete acquisitions and to successfully integrate acquired businesses;

•	unforeseen underperformance of or liabilities associated with acquired properties;

•	our ability to successfully complete potential asset dispositions;

•	the impacts of hedging on our results of operations;

•	failure of our properties to yield oil or gas in commercially viable quantities;

•	uninsured or underinsured losses resulting from our oil and gas operations;

•	our inability to access oil and gas markets due to market conditions or operational impediments;

•	the impact and costs of compliance with laws and regulations governing our oil and gas operations;

•	our ability to replace our oil and natural gas reserves;

•	any loss of our senior management or technical personnel;

•	competition in the oil and gas industry in the regions in which we operate;

•	risks arising out of our hedging transactions;

•	and other risks we identify under “Risk Factors” in this prospectus.

We assume no obligation, except as required by law in connection with the exchange offer, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website (http://www.sec.gov) or through our web site (http://www.whiting.com). We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009 as amended by our Annual Report on Form 10-K/A filed with the SEC on May 12, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K, dated January 13, 2010, May 6, 2010, August 9, 2010, August 11, 2010, August 17, 2010 and September 8, 2010;

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated November 14, 2003, and any amendment or report updating that description;

•	the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated February 24, 2006 and any amendment or report updating that description; and

•	the description of our 6.25% Convertible Perpetual Preferred Stock contained in our Registration Statement on Form 8-A, dated June 16, 2009, and any amendment or report updating that description.

All documents that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the exchange offer is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of such document.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290
(303) 837-1661
Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. In order to ensure timely delivery of documents, Preferred Stock holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by September 8, 2010 to ensure timely delivery of the documents prior to the expiration of the exchange offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of the Preferred Stock are highlights of selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this prospectus in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Incorporation by Reference.” For further information about us, see the section of this prospectus entitled “Where You Can Find More Information.”

Except as used in “Comparison of Rights Between the Preferred Stock and Our Common Stock,” “Description of Our Capital Stock” and “Description of the Preferred Stock,” as the context otherwise requires, or as otherwise specified or used in this prospectus, the terms “we,” “us,” “our,” “ours,” “the company,” and “Whiting” refer to Whiting Petroleum Corporation and its consolidated subsidiaries.

Why are you making the exchange offer?

We are making the exchange offer to reduce our fixed dividend obligations and increase the percentage of our capitalization that is common stock.

How many shares of Preferred Stock are you offering to exchange in the exchange offer?

We are offering to exchange up to 3,277,500 shares of our outstanding Preferred Stock in the exchange offer. As of the date of this prospectus 3,450,000 shares of Preferred Stock were outstanding.

What will I receive in the exchange offer if I tender shares of Preferred Stock and they are accepted?

For each share of Preferred Stock that you validly tender as part of the exchange offer and we accept for exchange, you will receive the following:

•	2.3033 shares of our common stock; and

•	a cash payment of $14.50.

We will not issue fractional shares of our common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the closing price per share of our common stock on the business day immediately preceding the expiration date of the exchange offer. See “The Exchange Offer—Fractional Shares.”

Your right to receive the offer consideration in the exchange offer is subject to all of the conditions set forth in this prospectus and the related letter of transmittal.

Will I be paid the September 15, 2010 dividend payment if I tender my shares of Preferred Stock prior to the September 1, 2010 record date?

Yes. On August 16, 2010, we announced that our board of directors declared a dividend of $1.5625 per share on the Preferred Stock, which is payable on September 15, 2010 to holders of record on September 1, 2010. All holders of record on September 1, 2010 will be entitled to the dividend payment and, if you tender your shares of Preferred Stock prior to the September 1, 2010 record date and do not subsequently withdraw such tender and sell your shares of Preferred Stock prior to September 1, 2010, you will be considered the record holder and entitled to receive the September 15, 2010 dividend payment.

How does the consideration I will receive if I tender my shares of Preferred Stock compare to the payments I would receive on the shares of Preferred Stock if I do not tender?

If you do not tender your shares of Preferred Stock for exchange pursuant to the exchange offer, you will continue to receive, when, as and if declared by our board of directors, dividend payments of approximately $1.5625 for each share of Preferred Stock on March 15, June 15, September 15 and December 15 of each year for as long as such shares remain outstanding. Assuming the closing price of our common stock equals or exceeds 120% of the then prevailing conversion price (which would currently be equal to approximately $52.10 per share) for 20 trading days in a period of 30 consecutive trading days ending on or after June 15, 2013, including the last trading day of such 30-day period, we may exercise our right to cause the conversion of the Preferred Stock into shares of our common stock on June 15, 2013. If we exercise this right, dividends on the shares of Preferred Stock called for conversion will cease to accrue.

If you validly tender your shares of Preferred Stock and we accept them for exchange, you will be entitled to receive cash dividends on our common stock, if, as and when declared by our board of directors on or after the settlement date of the exchange offer. However, we have not paid any dividends on our common stock since we were incorporated in July 2003, we do not anticipate paying any such dividends on our common stock in the foreseeable future and there are restrictions on our ability to pay dividends under our credit agreement and indentures governing our senior subordinated notes.

What other rights will I lose if I tender my shares of Preferred Stock in the exchange offer?

If you validly tender your shares of Preferred Stock and we accept them for exchange, you will lose the rights of a holder of Preferred Stock, which are described below in this prospectus. For example, you would lose the right to receive quarterly cash dividends, when, as and if declared by our board of directors. You would also lose the right to receive, out of the assets available for distribution to our stockholders and before any distribution to the holders of stock ranking junior to the Preferred Stock (including common stock), a liquidation preference in the amount of $100 per share of Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding-up or dissolution of our company.

May I exchange only a portion of the shares of Preferred Stock that I hold?

Yes. You do not have to exchange all of your shares of Preferred Stock to participate in the exchange offer.

If the exchange offer is consummated and I do not participate or I do not exchange all of my shares of Preferred Stock, how will my rights and obligations under my remaining outstanding shares of Preferred Stock be affected?

The terms of your shares of Preferred Stock that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer.

Will you exchange all validly tendered shares of Preferred Stock?

If holders of shares of Preferred Stock validly tender more than an aggregate of 3,277,500 shares for exchange in the exchange offer, we will accept an aggregate of not more than 3,277,500 shares for exchange, prorated among the tendering holders. We will also reduce the number of shares of Preferred Stock we are offering to exchange and prorate among tendering holders if we conclude based on discussions with the New York Stock Exchange that the Preferred Stock is likely to be de-listed as a result of our acceptance of all shares of Preferred Stock validly tendered and not withdrawn in the exchange offer. Any shares of Preferred Stock tendered but not accepted because of proration will be returned to you. See “The Exchange Offer—Proration and Priority of Exchanges.”

How will the exchange offer affect the trading market for the shares of Preferred Stock that are not exchanged?

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares. See “Risk Factors—Risks Related to the Exchange Offer and Our Common Stock—There may be less liquidity in the market for non-tendered Preferred Stock, and the market prices for non-tendered shares of Preferred Stock may therefore decline.”

What do you intend to do with the shares of Preferred Stock that are exchanged in the exchange offer?

Shares of Preferred Stock accepted for exchange by us in the exchange offer will be cancelled.

Are you making a recommendation regarding whether I should participate in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Preferred Stock for exchange in the exchange offer. Accordingly, you must make your own determination as to whether to tender your shares of Preferred Stock for exchange in the exchange offer and, if so, the number of shares to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors,” and the other documents incorporated by reference in this prospectus.

What risks should I consider in deciding whether or not to tender my shares of Preferred Stock?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the shares of Preferred Stock and our common stock that are described in the section of this prospectus entitled “Risk Factors,” and the documents incorporated by reference in this prospectus.

Will the common stock to be issued in the exchange offer be freely tradable?

Yes. Generally, the common stock you receive in the exchange offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. Our common stock is listed on the New York Stock Exchange under the symbol “WLL,” and we expect that the shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance. For more information regarding the market for our common stock, see the section of this prospectus entitled “Price Range of Common Stock and Dividends.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon:

•	the effectiveness of the registration statement of which this prospectus forms a part; and

•	the other conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

The exchange offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered for exchange. We may waive certain conditions of the exchange offer. If any of the conditions are not satisfied or waived for the exchange offer, we will not complete the exchange offer.

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of Preferred Stock?

If the market price of our common stock declines, the market value of the shares of common stock you would receive in the exchange for your Preferred Stock will also decline. The number of shares of common stock you would receive in the exchange offer will not vary based on the trading price of our common stock. The trading price of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See “Risk Factors—Risks Related to the Exchange Offer and Our Common Stock—The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock.”

How will you fund the cash portion of the offer consideration?

Assuming the exchange offer is fully subscribed, we will need approximately $47.5 million in cash to fund the cash portion of the offer consideration. We will use cash on hand and borrowings under our credit agreement to make these payments.

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2010, unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this prospectus or waive a material condition to the exchange offer. During any extension of the exchange offer, shares of Preferred Stock that were previously tendered for exchange pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, to terminate the exchange offer at any time prior to the expiration date if any condition is not met. If the exchange offer is terminated, no shares of Preferred Stock will be accepted for exchange and any shares of Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

How will I be notified if an exchange offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the exchange offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

What are the material U.S. federal income tax considerations of my participating in the exchange offer?

The exchange of shares of Preferred Stock for the offer consideration should be treated as a recapitalization for United States federal income tax purposes. Accordingly, holders of shares of Preferred Stock participating in the exchange should not recognize any loss but may recognize gain or other taxable income up to the amount of cash received in the exchange. For further discussion see “Material United States Federal Income Tax Considerations—Consequences to U.S. Holders Accepting Exchange Offer.”

For a summary of the material U.S. federal income tax considerations of the exchange offer, which is based on the opinion of Foley & Lardner LLP, our federal tax counsel, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Are your results of operations and financial condition relevant to my decision to tender my shares of Preferred Stock for exchange in the exchange offer?

Yes. The price of our common stock and the shares of Preferred Stock are closely linked to our results of operations and financial condition. For information about the accounting treatment of the exchange offer, see the section of this prospectus entitled “The Exchange Offer—Accounting Treatment.”

Will you receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my shares of Preferred Stock for exchange in the exchange offer?

If your shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the exchange offer, you should contact that registered holder promptly and instruct him, her or it to tender your shares of Preferred Stock on your behalf. If you are a Depository Trust Company (“DTC”) participant, you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). See the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer.”

For further information on how to tender shares of Preferred Stock, contact the information agent at the telephone number set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

What happens if some or all of my shares of Preferred Stock are not accepted for exchange?

If we decide not to accept some or all of your shares of Preferred Stock because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, the shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer by book entry transfer to your account at DTC.

Until when may I withdraw shares of Preferred Stock previously tendered for exchange?

If not previously returned, you may withdraw shares of Preferred Stock that were previously tendered for exchange at any time until the expiration date of the exchange offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the exchange offer, if such shares of Preferred Stock have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer—Withdrawal Rights.”

How do I withdraw shares of Preferred Stock previously tendered for exchange in the exchange offer?

For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date of the exchange offer. For more information regarding the procedures for withdrawing shares of Preferred Stock, see the section of this prospectus entitled “The Exchange Offer—Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my shares of Preferred Stock for exchange in the exchange offer?

You will not be required to pay any fees or commissions to us, the dealer managers or the exchange agent in connection with the exchange offer. However, if your shares of Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions about the terms of the exchange offer, please contact the joint lead dealer managers. If you have questions regarding the procedures for tendering shares of Preferred Stock in the exchange offer or require assistance in tendering your shares of Preferred Stock, please contact the information agent. The contact information for the joint lead dealer managers and the information agent are set forth on the back cover page of this prospectus. See also “Where You Can Find More Information.”

SUMMARY

The following summary contains basic information about us and the exchange offer. It may not contain all of the information that is important to you and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors” in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

The Company

Whiting Petroleum Corporation is an independent oil and gas company engaged in acquisition, development, exploitation, production and exploration activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. Prior to 2006, we generally emphasized the acquisition of properties that increased our production levels and provided upside potential through further development. Since 2006, we have focused primarily on organic drilling activity and on the development of previously acquired properties, specifically on projects that we believe provide the opportunity for repeatable successes and production growth. We believe the combination of acquisitions, subsequent development and organic drilling provides us a broad set of growth alternatives and allows us to direct our capital resources to what we believe to be the most advantageous investments.

Our principal executive offices are located at 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300, and our telephone number is (303) 837-1661.

Purpose of the Exchange Offer

The purpose of the exchange offer is to reduce our fixed dividend obligations and increase the percentage of our capitalization that is common stock.

Sources of Payment of the Offer Consideration

Assuming the exchange offer is subscribed in full, we will need approximately $47.5 million in cash to fund the cash portion of the offer consideration. We will use cash on hand and borrowings under our credit agreement to make these payments. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

SUMMARY TERMS OF THE EXCHANGE OFFER

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this prospectus entitled “The Exchange Offer,” “Comparison of Rights Between the Preferred Stock and Our Common Stock,” “Description of Our Capital Stock” and “Description of the Preferred Stock.”

Offeror	Whiting Petroleum Corporation

Securities Subject to the Exchange Offer	We are making the exchange offer for our 6.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”).

The Exchange Offer	We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to 3,277,500 shares, or 95%, of our outstanding shares of Preferred Stock for the following consideration per share of Preferred Stock: (i) 2.3033 shares of our common stock and (ii) a cash payment of $14.50.

Fractional Shares	We will not issue fractional shares of our common stock in the exchange offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the closing price per share of our common stock on the business day immediately preceding the expiration date of the exchange offer. See “The Exchange Offer—Fractional Shares.”

Proration	In the event holders tender more than 3,277,500 shares of Preferred Stock, we will accept for purchase not more than 3,277,500 shares on a pro rata basis among the tendering holders. In addition, if we conclude based on discussions with the New York Stock Exchange that the Preferred Stock is likely to be de-listed as a result of our acceptance of all shares validly tendered and not withdrawn pursuant to the exchange offer, we will reduce the number of shares of Preferred Stock we are offering to exchange and accept a pro rata number of the shares of Preferred Stock tendered in the exchange offer to ensure that the shares of Preferred Stock continue to be listed on the New York Stock Exchange.

Purpose of Exchange Offer	The purpose of the exchange offer is to reduce our fixed dividend obligations and increase the percentage of our capitalization that is common stock.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2010, unless extended or earlier terminated by us. We, in our sole discretion, may extend the expiration date of the exchange offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the exchange offer. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Withdrawal; Non-Acceptance	You may withdraw shares of Preferred Stock tendered in the exchange offer at any time prior to the expiration date of the exchange offer. In addition, if not previously returned, you may withdraw any shares of Preferred Stock tendered in the exchange offer that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the exchange offer. To withdraw previously-tendered shares of Preferred Stock, you are required to submit a notice of withdrawal to the exchange agent in accordance with the procedures described herein and in the letter of transmittal.

If we decide for any reason not to accept any shares of Preferred Stock tendered for exchange, the shares will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer.

Any withdrawn or unaccepted shares of Preferred Stock will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered shares of Preferred Stock, see “The Exchange Offer—Withdrawal Rights.”

Settlement Date	We will issue shares of our common stock and make the related cash payments that are part of the offer consideration in exchange for tendered shares of Preferred Stock that are accepted for exchange promptly after the expiration date of the exchange offer.

Holders Eligible to Participate in the Exchange Offer	All holders of shares of Preferred Stock are eligible to participate in the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is conditioned upon:

• the effectiveness of the registration statement of which this prospectus forms a part; and

• the other conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

The exchange offer is not conditioned upon any minimum number of shares of Preferred Stock being surrendered for exchange.

Procedures for Tendering Shares of Preferred Stock	If your shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the exchange offer, you should contact that registered holder promptly and instruct him, her or it to tender your shares of Preferred Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). See “The Exchange Offer—Procedures for Tendering Preferred Stock” and “The Exchange Offer—The Depository Trust Company Book-Entry Transfer.”

For further information on how to tender shares of Preferred Stock, contact the information agent at the telephone number set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Amendment and Termination	We have the right to terminate or withdraw, in our sole discretion, the exchange offer at any time and for any reason if the conditions to the exchange offer are not met by the expiration date of the exchange offer. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the exchange offer on or prior to the expiration date of the exchange offer and (ii) to amend the terms of the exchange offer. In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their shares of Preferred Stock pursuant to the exchange offer. In any such event, the shares previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Consequences of Failure to Exchange Shares of Preferred Stock	Shares of Preferred Stock not exchanged in the exchange offer will remain outstanding after consummation of the exchange offer and dividends will continue to accumulate in accordance with the terms of the Preferred Stock. If a sufficiently large number of shares of Preferred Stock does not remain outstanding after the exchange offer, the trading market for the remaining shares of Preferred Stock may be less liquid. See “The Exchange Offer—Consequences of Failure to Exchange Preferred Stock in the Exchange Offer.”

Material United States Federal Income Tax Considerations	The exchange of Preferred Stock should be treated as a recapitalization for United States federal income tax purposes. Accordingly, holders of shares of Preferred Stock participating in the exchange should not recognize any loss but may recognize gain or other taxable income up to the amount of cash received in the exchange.

For a summary of the material U.S. federal income tax considerations of the exchange offer, which is based on the opinion of Foley & Lardner LLP, our federal tax counsel, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Brokerage Commissions	No brokerage commissions are payable by the holders of the shares of Preferred Stock to the dealer managers, the exchange agent or us. If your shares of Preferred Stock are held through a broker or other nominee who tenders the shares on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

No Appraisal Rights	Holders of shares of Preferred Stock have no appraisal rights in connection with the exchange offer.

Risk Factors	Your decision whether to participate in the exchange offer and to exchange your shares of Preferred Stock for the offer consideration will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this prospectus and the documents incorporated by reference herein, before deciding whether to participate in the exchange offer.

Market Trading	The Preferred Stock and our common stock are traded on the New York Stock Exchange under the symbols “WLL PrA” and “WLL,” respectively. The last reported sale price of the shares of Preferred Stock and our common stock on September 10, 2010 was $224.52 and $91.22 per share, respectively. We expect that the shares of our common stock to be issued in the exchange offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

We urge you to obtain current market information for the shares of Preferred Stock and our common stock before deciding whether to participate in the exchange offer.

Dealer Managers	Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the exchange offer. The co-dealer managers in connection with the exchange offer are set forth on the front cover of this prospectus.

Information Agent and Exchange Agent	Georgeson Inc. is serving as the information agent and Computershare Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

Further Information	If you have questions about the terms of the exchange offer, please contact the joint lead dealer managers. If you have questions regarding the procedures for tendering shares of Preferred Stock in the exchange offer or require assistance in tendering your shares of Preferred Stock, please contact the information agent. The contact information for the joint lead dealer managers and the information agent are set forth on the back cover page of this prospectus. See also “Where You Can Find More Information.”

RISK FACTORS

Any investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and the information incorporated by reference herein, you should consider carefully the following factors relating to us, our common stock and the exchange offer before making an investment in the common stock offered hereby. If any of the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common stock. You may lose all or part of your original investment.

Risks Related to the Exchange Offer and Our Common Stock

Upon consummation of the exchange offer, holders who tender their Preferred Stock in exchange for the offer consideration will lose their rights under the Preferred Stock exchanged in the exchange offer, including, without limitation, their rights to future dividend payments.

If you tender your Preferred Stock in exchange for the offer consideration pursuant to the exchange offer, you will be giving up all of your rights as a holder of those shares of Preferred Stock, including, without limitation, your right to future cash dividend payments.

Holders of the Preferred Stock are entitled to quarterly cash dividends, which are paid when, as and if declared by our board of directors. If your shares of Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any cash dividend payments on shares of Preferred Stock that might be made after completion of the exchange offer. You would also lose the right to receive, out of the assets available for distribution to our shareholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including common stock), a liquidation preference in the amount of $100 per share of Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding-up or dissolution of our company.

Any shares of common stock that are issued upon exchange of the Preferred Stock tendered in the exchange offer will be, by definition, junior to claims of the holders of the Preferred Stock. A holder of Preferred Stock participating in the exchange offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. These risks may be different from and greater than those associated with holding the Preferred Stock.

The exchange ratio is fixed and will not be adjusted. The market price of our common stock may fluctuate, and you cannot be sure of the market value of the shares of common stock issued in the exchange offer.

Upon completion of the exchange offer, each holder that validly tenders a share of Preferred Stock will receive 2.3033 shares of our common stock and a cash payment of $14.50. The exchange ratio will not be adjusted due to any increases or decreases in the market price of our common stock or the Preferred Stock. The value of the common stock received in the exchange offer will depend upon the market price of a share of our common stock on the settlement date. The trading price of the common stock will likely be different on the settlement date than it is as of the date the exchange offer commences because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the exchange offer, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of the Preferred Stock will not know the exact market value of our common stock that will be issued in connection with the exchange offer.

We may extend the exchange offer, during which time the market value of our common stock will fluctuate. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.” Promptly following our acceptance of Preferred Stock tendered in the exchange offer, we will issue the shares of common stock as part of the offer consideration, during which time the market value of our common stock will also fluctuate.

If you do not participate in the exchange offer, your shares of Preferred Stock will continue to be subject to our right to cause the conversion of the Preferred Stock into shares of common stock upon satisfaction of certain conditions.

On or after June 15, 2013, if the closing price of our common stock exceeds 120% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, we may at our option cause each outstanding share of Preferred Stock to be converted into shares of common stock at the then prevailing conversion price. The conversion price is subject to adjustment upon the occurrence of certain dilutive and other events as described in “Description of the Preferred Stock.”

Additionally, at any time on or after June 15, 2013, if there are fewer than 300,000 shares of Preferred Stock outstanding we may at our option cause each outstanding share of Preferred Stock to be converted into shares of common stock at the then prevailing conversion price regardless of the closing price of our common stock.

There may be less liquidity in the market for non-tendered Preferred Stock, and the market price for non-tendered shares of Preferred Stock may therefore decline or become more volatile.

If the exchange offer is consummated, the number of outstanding shares of Preferred Stock will be reduced, perhaps substantially, which may adversely affect the liquidity of non-tendered Preferred Stock. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for shares of Preferred Stock that are not validly tendered in the exchange offer may be adversely affected. The reduced float also may tend to make the trading prices of the shares of Preferred Stock that are not exchanged more volatile.

Our board of directors has not made a recommendation as to whether you should tender your Preferred Stock in exchange for the offer consideration in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to holders of the Preferred Stock.

Our board of directors has not made, and will not make, any recommendation as to whether holders of the Preferred Stock should tender their Preferred Stock in exchange for the offer consideration pursuant to the exchange offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Preferred Stock for purposes of negotiating the terms of the exchange offer, or preparing a report or making any recommendation concerning the fairness of the exchange offer.

The exchange offer may not be consummated.

If each of the conditions to the exchange offer are not satisfied or waived, we will not accept any Preferred Stock tendered in the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer” for a list of the conditions to the consummation of the exchange offer.

The price of our common stock recently has been volatile. This volatility may affect the price at which you could sell your common stock.

The market price for our common stock has varied between a high of $93.69 (in September 2010) and a low of $19.26 (in March 2009) during the period from January 1, 2009 through September 10, 2010. This volatility may affect the price at which you could sell the common stock you receive in the exchange offer, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, which may include:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as production, reserves, revenues, net income and earnings per share;

•	changes in production, reserves, revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	general market conditions, including fluctuations in commodity prices; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

We have no plans to pay dividends on our common stock. You may not receive funds without selling your shares.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our financial position, cash flows, results of operations, capital requirements and investment opportunities. Except for limited exceptions, which include the payment of dividends on our Preferred Stock, our credit agreement restricts our ability to make any dividends or distributions on our common stock. Additionally, the indentures governing our senior subordinated notes contain restrictive covenants that may limit our ability to pay cash dividends on our common stock and our Preferred Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, common stock. The issuance of additional shares of our common stock or convertible securities, including outstanding options, or otherwise will dilute the ownership interest of our common stockholders. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Provisions in our organizational documents, our rights agreement and Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

The existence of our rights agreement and some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and by-laws that could delay or prevent an unsolicited change in control of our company include a staggered board of directors, board authority to issue preferred stock, advance notice provisions for director nominations or business to be considered at a stockholder meeting and supermajority voting requirements. Our rights agreement provides each share of common stock, including shares issued in the exchange offer, the right to purchase one-hundredth of a share of our Series A Junior Participating Preferred Stock, which is exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock.

The rights have certain anti-takeover effects, in that they could have the effect of delaying or preventing a change in control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors. In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Risks Related to Our Business and Industry.

Oil and natural gas prices are very volatile. An extended period of low oil and natural gas prices may adversely affect our business, financial condition, results of operations or cash flows.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations on May 1 and November 1 of each year, as well as special redeterminations described in the credit agreement.

The global recession and tight financial markets may have impacts on our business and financial condition that we currently cannot predict.

The current global recession and tight credit financial markets may have an impact on our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have an impact on our flexibility to react to changing economic and business conditions. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us. Additionally, market conditions could have an impact on our commodity hedging arrangements if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our development, exploitation, production and exploration activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate . . .” later in these Risk Factors for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents;

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms;

•	reductions in oil and natural gas prices; and

•	title problems.

The development of the proved undeveloped reserves in the North Ward Estes and Postle fields may take longer and may require higher levels of capital expenditures than we currently anticipate.

As of December 31, 2009, undeveloped reserves comprised 47% of the North Ward Estes field’s total estimated proved reserves and 18% of the Postle field’s total estimated proved reserves. To fully develop these reserves, we expect to incur future development costs of $573.9 million at the North Ward Estes field and $44.4 million at the Postle field as of December 31, 2009. Together, these fields encompass 56% of our total estimated future development costs of $1,103.2 million related to proved undeveloped reserves. Development of these reserves may take longer and require higher levels of capital expenditures than we currently anticipate. In addition, the development of these reserves will require the use of enhanced recovery techniques, including water flood and CO2 injection installations, the success of which is less predictable than traditional development techniques. Therefore, ultimate recoveries from these fields may not match current expectations.

Our use of enhanced recovery methods creates uncertainties that could adversely affect our results of operations and financial condition.

One of our business strategies is to commercially develop oil reservoirs using enhanced recovery technologies. For example, we inject water and CO2 into formations on some of our properties to increase the production of oil and natural gas. The additional production and reserves attributable to the use of these enhanced recovery methods are inherently difficult to predict. If our enhanced recovery programs do not allow for the extraction of oil and gas in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected. Additionally, our ability to utilize CO2 as an enhanced recovery technique is subject to our ability to obtain sufficient quantities of CO2. Under our CO2 contracts, if the supplier suffers an inability to deliver its contractually required quantities of CO2 to us and other parties with whom it has CO2 contracts, then the supplier may reduce the amount of CO2 on a pro rata basis it provides to us and such other parties. If this occurs, we may not have sufficient CO2 to produce oil and natural gas in the manner or to the extent that we anticipate. These contracts are also structured as “take-or-pay” arrangements, which require us to continue to make payments even if we decide to terminate or reduce our use of CO2 as part of our enhanced recovery techniques.

Prospects that we decide to drill may not yield oil or gas in commercially viable quantities.

We describe some of our current prospects and our plans to explore those prospects in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this prospectus. A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of oil or gas. Our prospects are in various stages of evaluation, ranging from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or gas will be present or, if present, whether oil or gas will be present in commercial quantities. In addition, because of the wide variance that results from different equipment used to test the wells, initial flowrates may not be indicative of sufficient oil or gas quantities in a particular field. The analogies we draw from available data from other wells, from more fully explored prospects, or from producing fields may not be applicable to our drilling prospects. We may terminate our drilling program for a prospect if results do not merit further investment.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties.

Accounting rules require that we review periodically the carrying value of our oil and gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, which may include depressed oil and natural gas prices, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and gas properties. For example, we recorded a $9.4 million impairment write-down during 2009 for the partial impairment of producing properties, primarily natural gas, in the Rocky Mountains region. A write-down constitutes a non-cash charge to earnings. We may incur additional impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves referred to in this prospectus.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, exploration and development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves referred to in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our proved reserves, as referred to in this report, is the current market value of our estimated proved oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on 12-month average prices and current costs as of the date of the estimate. Actual future prices and costs may differ materially from those used in the estimate. If natural gas prices decline by $0.10 per Mcf, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2009 would have decreased from $2,343.5 million to $2,335.5 million. If oil prices decline by $1.00 per Bbl, then the standardized measure of discounted future net cash flows of our estimated proved reserves as of December 31, 2009 would have decreased from $2,343.5 million to $2,286.3 million.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations, cash flows and business prospects.

As of June 30, 2010, we had $30.0 million in borrowings and $0.4 million in letters of credit outstanding under Whiting Oil and Gas Corporation’s credit agreement with $1,069.6 million of available borrowing capacity, as well as $620.0 million of senior subordinated notes outstanding. On September 8, 2010 we completed the previously announced redemption of $370 million of senior subordinated notes. Such redemptions were funded with borrowings under Whiting Oil and Gas Corporation’s credit agreement and cash on hand. We may from time to time refinance such borrowings with longer term debt. We are permitted to incur additional indebtedness, provided we meet certain requirements in the indentures governing our senior subordinated notes and Whiting Oil and Gas Corporation’s credit agreement.

Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences for our operations, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	potentially limiting our ability to pay dividends in cash on our convertible perpetual preferred stock;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage relative to other less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under Whiting Oil and Gas Corporation’s credit agreement may be at variable rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the acceleration of our repayment of outstanding debt. In addition, if we are in default under the agreements governing our indebtedness, we will not be able to pay dividends on our capital stock. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Moreover, the borrowing base limitation on Whiting Oil and Gas Corporation’s credit agreement is periodically redetermined based on an evaluation of our reserves. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to repay a portion of our debt under the credit agreement.

We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We may not be able to generate sufficient cash flow to pay the interest on our debt or future borrowings, and equity financings or proceeds from the sale of assets may not be available to pay or refinance such debt. The terms of our debt, including Whiting Oil and Gas Corporation’s credit agreement, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We may not be able to successfully complete any such offering, refinancing or sale of assets.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

The indentures governing our senior subordinated notes and Whiting Oil and Gas Corporation’s credit agreement contain various restrictive covenants that may limit our management’s discretion in certain respects. In particular, these agreements will limit our and our subsidiaries’ ability to, among other things:

•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

•	make loans to others;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	sell assets;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of the assets of us and our restricted subsidiaries taken as a whole;

•	engage in transactions with affiliates;

•	enter into hedging contracts;

•	create unrestricted subsidiaries; and

•	enter into sale and leaseback transactions.

In addition, Whiting Oil and Gas Corporation’s credit agreement requires us, as of the last day of any quarter, (i) to not exceed a total debt to the last four quarters’ EBITDAX ratio (as defined in the credit agreement) of 4.5 to 1.0 for quarters ending prior to and on September 30, 2010, 4.25 to 1.0 for quarters ending December 31, 2010 to June 30, 2011 and 4.0 to 1.0 for quarters ending September 30, 2011 and thereafter, (ii) to have a consolidated current assets to consolidated current liabilities ratio (as defined in the credit agreement and which includes an add back of the available borrowing capacity under the credit agreement) of not less than 1.0 to 1.0, and (iii) to not exceed a senior secured debt to the last four quarters’ EBITDAX ratio (as defined in the credit agreement) of 2.5 to 1.0. Also, the indentures under which we issued our senior subordinated notes restrict us from incurring additional indebtedness, subject to certain exceptions, unless our fixed charge coverage ratio (as defined in the indentures) is at least 2.0 to 1. If we were in violation of this covenant, then we may not be able to incur additional indebtedness, including under Whiting Oil and Gas Corporation’s credit agreement. A substantial or extended decline in oil or natural gas prices may adversely affect our ability to comply with these covenants.

If we fail to comply with the restrictions in the indentures governing our senior subordinated notes or Whiting Oil and Gas Corporation’s credit agreement or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to make available further funds. Furthermore, if we are in default under the agreements governing our indebtedness, we will not be able to pay dividends on our capital stock.

Our exploration and development operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures through a combination of equity and debt issuances, bank borrowings and internally generated cash flows. We intend to finance future capital expenditures with cash flow from operations and existing financing arrangements. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold;

•	the costs of producing oil and natural gas; and

•	our ability to acquire, locate and produce new reserves.

If our revenues or the borrowing base under our bank credit agreement decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. There can be no assurance as to the availability or terms of any additional financing.

If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves.

Our acquisition activities may not be successful.

As part of our growth strategy, we have made and may continue to make acquisitions of businesses and properties. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. The following are some of the risks associated with acquisitions, including any completed or future acquisitions:

•	some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels;

•	we may assume liabilities that were not disclosed to us or that exceed our estimates;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures; and

•	we may issue additional equity or debt securities related to future acquisitions.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

In order to finance acquisitions of additional producing or undeveloped properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our risk profile. Additionally, significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain external funding for future acquisitions or other transactions or to obtain external funding on terms acceptable to us.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2009, we had identified a drilling inventory of over 1,400 gross drilling locations. These scheduled drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs of oil field goods and services, drilling results, ability to extend drilling acreage leases beyond expiration, regulatory approvals and other factors. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

We have been an early entrant into new or emerging plays. As a result, our drilling results in these areas are uncertain, and the value of our undeveloped acreage will decline and we may incur impairment charges if drilling results are unsuccessful.

While our costs to acquire undeveloped acreage in new or emerging plays have generally been less than those of later entrants into a developing play, our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Since new or emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected, and the value of our undeveloped acreage will decline if drilling results are unsuccessful. Furthermore, if drilling results are unsuccessful, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays. For example, during the fourth quarter of 2008, we recorded a $10.9 million non-cash charge for the partial impairment of unproved properties in the central Utah Hingeline play. We may also incur such impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken. Additionally, our rights to develop a portion of our undeveloped acreage may expire if not successfully developed or renewed. Out of a total of 773,300 gross (372,200 net) undeveloped acres as of December 31, 2009, the portion of our net undeveloped acres that is subject to expiration over the next three years, if not successfully developed or renewed, is approximately 14% in 2010, 18% in 2011 and 8% in 2012.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis or within our budget.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

Our business strategy includes a continuing acquisition program. From 2004 through 2009, we completed 15 separate acquisitions of producing properties with a combined purchase price of $1,889.9 million for estimated proved reserves as of the effective dates of the acquisitions of 230.7 MMBOE. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•	the amount of recoverable reserves;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	timing of future development costs;

•	estimates of the costs and timing of plugging and abandonment; and

•	potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Our use of oil and natural gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in our net income.

We enter into hedging transactions of our oil and natural gas production to reduce our exposure to fluctuations in the price of oil and natural gas. Our hedging transactions to date have consisted of financially settled crude oil and natural gas forward sales contracts, primarily costless collars, placed with major financial institutions. As of July 1, 2010, we had contracts, which include our 24.2% share of the Whiting USA Trust I hedges, covering the sale for the remainder of 2010 of between 675,146 and 690,398 barrels of oil per month and between 39,445 and 40,555 MMBtu of natural gas per month. All our oil hedges will expire by November 2013, all our natural gas hedges will expire by December 2012. See “Quantitative and Qualitative Disclosure about Market Risk” in our Form 10-Q for the Quarter ended June 30, 2010 for pricing and a more detailed discussion of our hedging transactions.

We may in the future enter into these and other types of hedging arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas, or alternatively, we may decide to unwind or restructure the hedging arrangements we previously entered into. Hedging transactions expose us to risk of financial loss in some circumstances, including if production is less than expected, the other party to the contract defaults on its obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. Hedging transactions may limit the benefit we may otherwise receive from increases in the price for oil and natural gas. Furthermore, if we do not engage in hedging transactions or unwind hedging transaction we previously entered into, then we may be more adversely affected by declines in oil and natural gas prices than our competitors who engage in hedging transactions. Additionally, hedging transactions may expose us to cash margin requirements.

Effective April 1, 2009, we elected to de-designate all of our commodity derivative contracts that had been previously designated as cash flow hedges as of March 31, 2009 and have elected to discontinue hedge accounting prospectively. As such, subsequent to March 31, 2009 we recognize all gains and losses from prospective changes in commodity derivative fair values immediately in earnings rather than deferring any such amounts in accumulated other comprehensive income. Subsequently, we may experience significant net income and operating result losses, on a non-cash basis, due to changes in the value of our hedges as a result of commodity price volatility.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. In certain areas, drilling and other oil and gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

The differential between the NYMEX or other benchmark price of oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

The prices that we receive for our oil and natural gas production generally trade at a discount to the relevant benchmark prices such as NYMEX. The difference between the benchmark price and the price we receive is called a differential. We cannot accurately predict oil and natural gas differentials. Increases in the differential between the benchmark price for oil and natural gas and the wellhead price we receive could have a material adverse effect on our results of operations, financial condition and cash flows.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

If we do not operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells, and use of technology. Because we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Our use of 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. Thus, some of our drilling activities may not be successful or economical, and our overall drilling success rate or our drilling success rate for activities in a particular area could decline. We often gather 3-D seismic data over large areas. Our interpretation of seismic data delineates for us those portions of an area that we believe are desirable for drilling. Therefore, we may choose not to acquire option or lease rights prior to acquiring seismic data, and in many cases, we may identify hydrocarbon indicators before seeking option or lease rights in the location. If we are not able to lease those locations on acceptable terms, it would result in our having made substantial expenditures to acquire and analyze 3-D seismic data without having an opportunity to attempt to benefit from those expenditures.

Market conditions or operational impediments may hinder our access to oil and gas markets or delay our production.

In connection with our continued development of oil and gas properties, we may be disproportionately exposed to the impact of delays or interruptions of production from wells in these properties, caused by transportation capacity constraints, curtailment of production or the interruption of transporting oil and gas volumes produced. In addition, market conditions or a lack of satisfactory oil and gas transportation arrangements may hinder our access to oil and gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends substantially on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Additionally, entering into arrangements for these services exposes us to the risk that third parties will default on their obligations under such arrangements. Our failure to obtain such services on acceptable terms or the default by a third party on their obligation to provide such services could materially harm our business. We may be required to shut in wells for a lack of a market or because access to gas pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial costs and liabilities to comply with environmental laws and regulations.

Our oil and gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities, and concentration of materials that can be released into the environment in connection with drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas; and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed. Private parties, including the surface owners of properties upon which we drill, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance. Moreover, federal law and some state laws allow the government to place a lien on real property for costs incurred by the government to address contamination on the property.

Changes in environmental laws and regulations occur frequently and may serve to have a materially adverse impact on our business. For example, as a result of the explosion and fire on the Deepwater Horizon drilling rig in April 2010 and the release of oil from the Macondo well in the Gulf of Mexico, there has been a variety of governmental regulatory initiatives to make more stringent or otherwise restrict oil and natural gas drilling operations in certain locations. Any increased governmental regulation or suspension of oil and natural gas exploration or production activities that arises out of these incidents could result in higher operating costs, which could, in turn, adversely affect our operating results. Also, for instance, any changes in laws or regulations that result in more stringent or costly material handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well as those of the oil and gas industry in general.

Climate change legislation or regulations restricting emissions of “greenhouse gasses” could result in increased operating costs and reduced demand for oil and gas that we produce.

On December 15, 2009, the U.S. Environmental Protection Agency, or EPA, published its findings that emissions of carbon dioxide, methane, and other greenhouse gases, or “GHGs,” present an endangerment to public heath and the environment because emissions of such gasses are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards take effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards for GHG that have yet to be developed. In addition, in April 2010, the EPA proposed to expand its existing GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. If the proposed rule is finalized as proposed, reporting of GHG emissions from such facilities would be required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and more than one-third of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoption of any legislation or regulations that limits emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations and could adversely affect demand for the oil and natural gas that we produce. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have in adverse effect on our assets and operations.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

The U.S. Congress is considering legislation that would amend the federal Safe Drinking Water Act by repealing an exemption for the underground injection of hydraulic fracturing fluids near drinking water sources. Hydraulic fracturing is an important and commonly used process for the completion of natural gas, and to a lesser extent, oil wells in shale formations, and involves the pressurized injection of water, sand and chemicals into rock formations to stimulate natural gas production. Sponsors of the legislation have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. If enacted, the legislation could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping, and plugging and abandonment requirements. The legislation also proposes requiring the disclosure of chemical constituents used in the fracturing process to state or federal regulatory authorities, who would then make such information publicly available. The availability of this information could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, various state and local governments are considering increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. The adoption of any federal or state legislation or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and results of operations.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, exploit, find or acquire additional reserves to replace our current and future production.

The loss of senior management or technical personnel could adversely affect us.

To a large extent, we depend on the services of our senior management and technical personnel. The loss of the services of our senior management or technical personnel, including James J. Volker, our Chairman, President and Chief Executive Officer; James T. Brown, our Senior Vice President; Rick A. Ross, our Vice President, Operations; Peter W. Hagist, our Vice President, Permian Operations; J. Douglas Lang, our Vice President, Reservoir Engineering/Acquisitions; David M. Seery, our Vice President, Land; Michael J. Stevens, our Vice President and Chief Financial Officer; or Mark R. Williams, our Vice President, Exploration and Development, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

Competition in the oil and gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

In February 2010, President Obama’s Administration released its proposed federal budget for fiscal year 2011 that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to:

•	the repeal of the percentage depletion allowance for oil and gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain U.S. production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation containing these or similar changes in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes could negatively affect our financial condition and results of operations.

In connection with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act, new regulations forthcoming in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to manage our risks related to oil and gas commodity price volatility.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted into law. This financial reform legislation includes provisions that require over-the-counter derivative transactions to be executed through an exchange or centrally cleared. In addition, the legislation provides an exemption from mandatory clearing requirements based on regulations to be developed by the Commodity Futures Trading Commission, or CFTC, and the SEC for transactions by non-financial institutions to hedge or mitigate commercial risk. At the same time, the legislation includes provisions under which the CFTC may impose collateral requirements for transactions, including those that are used to hedge commercial risk. However, during drafting of the legislation, members of Congress adopted report language and issued a public letter stating that it was not their intention to impose margin and collateral requirements on counterparties that utilize transactions to hedge commercial risk. Final rules on major provisions in the legislation, like new margin requirements, will be established through rulemakings and will not take effect until 12 months after the date of enactment. Although we cannot predict the ultimate outcome of these rulemakings, new regulations in this area may result in increased costs and cash collateral requirements for the types of oil and gas derivative instruments we use to hedge and otherwise manage our financial risks related to volatility in oil and gas commodity prices.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratios of consolidated earnings to fixed charges and preferred stock dividends for the periods presented.

	Six Months Ended		Years Ended December 31,
	June 30, 2010		2009	2008		2007		2006		2005

Ratio of earnings to fixed charges and preferred stock dividends (1)(2)	7.51	x	—	6.92	x	3.65	x	4.14	x	5.64	x

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes, income or loss from equity investees and preferred stock dividends, plus fixed charges and amortization of capitalized interest and distributed income of equity investees, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, preferred stock dividends, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense. For purposes of calculating the aforementioned ratios, preferred stock dividends represent pre-tax earnings required to cover any preferred stock dividend requirements using our effective tax rate for the relevant period.

(2)	For the year ended December 31, 2009, earnings were inadequate to cover fixed charges and preferred stock dividends, and the ratio of earnings to fixed charges and preferred stock dividends therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges and preferred stock dividends to equal 1.00x (one-to-one coverage) was $181.0 million for the year ended December 31, 2009.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 on an actual basis and as adjusted to give effect to the consummation of the exchange offer assuming all 3,277,500 shares of Preferred Stock we are offering to exchange in the exchange offer are exchanged for the offer consideration, and reflecting the estimated expenses of the exchange offer.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes, which are incorporated by reference in this prospectus, and “The Exchange Offer — Accounting Treatment.”

	June 30, 2010
	Actual	As Adjusted
	(In Thousands)

Cash and cash equivalents	$15,521	$—

Long-term debt
Credit agreement (1)	$30,000	$64,403
Senior subordinated notes (1)	619,603	619,603

Total long-term debt	649,603	684,006
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 6.25% convertible perpetual preferred stock, 3,450,000 shares issued and outstanding, aggregate liquidation preference of $345,000,000	3	—
Common stock, $0.001 par value, 175,000,000 shares authorized; 51,441,800 issued and 50,998,477 outstanding	51	59
Additional paid-in capital	1,545,370	1,545,366
Accumulated other comprehensive income	10,780	10,780
Retained earnings	904,130	854,206

Total stockholders’ equity	2,460,334	2,410,411

Total capitalization	$3,109,937	$3,094,417

(1)	On September 8, 2010 we completed the previously announced redemption of $370 million of senior subordinated notes. We financed the redemption of such notes with $383.5 million of borrowings under our credit agreement and cash on hand. We may from time to time refinance such borrowings with longer term debt. As a result of the redemption of such notes, we expect to incur in the third quarter of 2010 a cash charge of approximately $4.0 million related to the redemption premium for certain of the notes and a non-cash charge of approximately $2.2 million related to the acceleration of debt discounts and unamortized debt issuance costs, which will result in a reduction in retained earnings of approximately $6.2 million.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data for each of the years ended December 31, 2005 through 2009 and for the six months ended June 30, 2009 and 2010. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and current reports filed by us with the SEC. See “Where You Can Find More Information.” The historical financial information presented may not be indicative of our future performance. Our historical results include the results from our recent acquisitions beginning on the following dates: Additional interests in North Ward Estes, November 1, 2009 and October 1, 2009; Flat Rock Natural Gas Field, May 30, 2008; Utah Hingeline, August 29, 2006; Michigan Properties, August 15, 2006; North Ward Estes and Ancillary Properties, October 4, 2005; Postle Properties, August 4, 2005; Limited Partnership Interests, June 23, 2005; and Green River Basin, March 31, 2005.

	Years Ended December 31,					Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(In millions)

Consolidated Income Statement Information:
Revenues and other income:
Oil and natural gas sales	$573.2	$773.1	$809.0	$1,316.5	$917.6	$360.5	$703.7
Gain (loss) on oil and natural gas hedging activities	(33.4)	(7.5)	(21.2)	(107.6)	38.8	20.3	15.3
Gain on sale of oil and gas properties	—	12.1	29.7	—	5.9	4.6	1.9
Amortization of deferred gain on sale	—	—	—	12.1	16.6	8.4	7.8
Interest income and other	0.6	1.1	1.2	1.1	0.5	0.2	0.2

Total revenues and other income	$540.4	$778.8	$818.7	$1,222.1	$979.4	$394.0	$728.9

Costs and expenses:
Lease operating	$111.6	$183.6	$208.9	$241.2	$237.3	$118.5	$128.6
Production taxes	36.1	47.1	52.4	87.5	64.7	24.4	51.2
Depreciation, depletion and amortization	97.6	162.8	192.8	277.5	394.8	200.3	192.1
Exploration and impairment	16.7	34.5	37.3	55.3	73.0	27.1	27.4
General and administrative	30.6	37.8	39.0	61.7	42.3	19.3	29.0
Change in Production Participation Plan liability	9.7	6.2	8.6	32.1	3.3	3.7	5.7
Interest expense	42.0	73.5	72.5	65.1	64.6	33.4	31.3
(Gain) loss on mark-to-market derivatives	—	—	—	(7.1)	262.2	182.3	(78.4)

Total costs and expenses	$344.3	$545.5	$611.5	$813.3	$1,142.2	$609.0	$386.9

Income (loss) before income taxes	$196.1	$233.3	$207.2	$408.8	$(162.8)	$(215.0)	$342.0
Income tax expense (benefit)	74.2	76.9	76.6	156.7	(55.9)	(78.1)	130.1

Net income (loss)	$121.9	$156.4	$130.6	$252.1	$(106.9)	$(136.9)	$211.9
Preferred stock dividends	—	—	—	—	(10.3)	—	(10.8)

Net income (loss) available to common shareholders	$121.9	$156.4	$130.6	$252.1	$(117.2)	$(136.9)	$201.1

Net income (loss) per common share, basic	$3.89	$4.26	$3.31	$5.96	$(2.36)	$(2.78)	$3.95
Net income (loss) per common share, diluted	$3.88	$4.25	$3.29	$5.94	$(2.36)	$(2.78)	$3.58

Book value per share							$41.46

Other Financial Information:
Net cash provided by operating activities	$330.2	$411.2	$394.0	$763.0	$435.6	$145.0	$440.1
Net cash used in investing activities	$(1,126.9)	$(527.6)	$(467.0)	$(1,134.9)	$(505.3)	$(287.0)	$(290.1)
Net cash provided by (used in) financing activities	$805.5	$116.4	$77.3	$366.8	$72.1	$145.5	$(146.4)
Capital expenditures	$1,126.9	$552.0	$519.6	$1,330.9	$585.8	$366.6	$298.0

Consolidated Balance Sheet Information:
Total assets	$2,235.2	$2,585.4	$2,952.0	$4,029.1	$4,029.5	$3,986.0	$4,172.7
Long-term debt	$875.1	$995.4	$868.2	$1,239.8	$779.6	$839.6	$649.6
Total stockholders’ equity	$997.9	$1,186.7	$1,490.8	$1,808.8	$2,270.1	$2,257.3	$2,460.3

THE EXCHANGE OFFER

No Recommendation

None of Whiting Petroleum Corporation or its board of directors, the dealer managers, the information agent or the exchange agent makes any recommendation as to whether you should tender any shares of Preferred Stock or refrain from tendering shares of Preferred Stock in the exchange offer. Accordingly, you must make your own decision as to whether to tender shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. Participation in the exchange offer is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this prospectus in its entirety, including the information set forth in the section of this prospectus entitled “Risk Factors” and the information incorporated by reference herein. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Purpose of the Exchange Offer

The purpose of the exchange offer is to reduce our fixed dividend obligations and increase the percentage of our capitalization that is common stock.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to 3,277,500 shares, or 95%, of our outstanding Preferred Stock for the following consideration per share of Preferred Stock: (i) 2.3033 shares of our common stock and (ii) a cash payment of $14.50. If we conclude based on discussions with the New York Stock Exchange that the Preferred Stock is likely to be de-listed as a result of our acceptance of all shares validly tendered and not withdrawn pursuant to the exchange offer, we will accept a pro rata number of the shares tendered in the offer to ensure that the Preferred Stock continues to be listed on the New York Stock Exchange. See “—Proration and Priority of Exchanges.”

We will issue shares of our common stock and make the related cash payments that are part of the offer consideration in exchange for tendered shares of Preferred Stock that are accepted for exchange promptly after the expiration date of the exchange offer. We will not issue fractional shares of our common stock in the exchange offer. See “—Fractional Shares” below. As used in this prospectus, “settlement date” means the date that shares of our common stock are issued and the other offer consideration is paid upon exchange of the shares of Preferred Stock pursuant to the exchange offer.

This prospectus and the letter of transmittal are being sent to all registered holders of shares of Preferred Stock. There will be no fixed record date for determining registered holders of Preferred Stock entitled to participate in the exchange offer. There is no minimum number of shares of Preferred Stock that is required for tender.

Any shares of Preferred Stock that are accepted for exchange in the exchange offer will be cancelled. Shares tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. If any tendered shares of Preferred Stock are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, all unaccepted shares of Preferred Stock will be returned, without expense, to the tendering holder promptly after the expiration date of the exchange offer.

Our obligation to accept shares of Preferred Stock tendered pursuant to the exchange offer is limited by the conditions listed below under “—Conditions to the Exchange Offer.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender shares of Preferred Stock in the exchange offer will not be required to pay brokerage commissions or fees to the dealer managers, the information agent, the exchange agent or us. If your shares of Preferred Stock are held through a broker or other nominee who tenders the shares of Preferred Stock on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the letter of transmittal, holders who tender shares of Preferred Stock in the exchange offer will not be required to pay transfer taxes with respect to the exchange of Preferred Stock. It is important that you read “—Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses and transfer taxes relating to the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Shares of Preferred Stock that are not exchanged in the exchange offer will remain outstanding. See “—Consequences of Failure to Exchange Preferred Stock in the Exchange Offer.” Holders of shares of Preferred Stock do not have any appraisal or dissenters rights under the such instruments or otherwise in connection with the exchange offer.

We shall be deemed to have accepted for exchange properly tendered shares of Preferred Stock when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of shares of Preferred Stock who tender their shares in the exchange offer for the purposes of receiving the offer consideration from us and delivering the offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any shares of Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Fractional Shares

We will not issue any fractional shares upon exchange of shares of Preferred Stock pursuant to the exchange offer. If any fractional share of common stock otherwise would be issuable upon the exchange of any shares of Preferred Stock, we shall pay the exchanging holder an amount equal to such fractional share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the exchange offer.

Resale of Common Stock Received Pursuant to the Exchange Offer

Shares of common stock received by holders of shares of Preferred Stock pursuant to the exchange offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of Failure to Exchange Preferred Stock in the Exchange Offer

Shares of Preferred Stock that are not exchanged in the exchange offer will remain outstanding and continue to be entitled to the rights and benefits holders have under the Delaware General Corporation Law and our certificate of incorporation, including the certificate of designation with respect to the Preferred Stock. The terms of the shares of Preferred Stock will not change as a result of the exchange offer.

The Preferred Stock is listed on the New York Stock Exchange, and we do not believe there is a reasonable likelihood that the exchange offer will, and it is not the purpose of the exchange offer to, either directly or indirectly, cause the Preferred Stock to be de-listed from the New York Stock Exchange.

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the shares of Preferred Stock.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2010, which we refer to as the “expiration date.” However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of the exchange offer” means the latest time and date to which the exchange offer is so extended. You may withdraw shares of Preferred Stock tendered in the exchange offer at any time prior to the expiration date of the exchange offer. You must validly tender your shares of Preferred Stock for exchange in the exchange offer on or prior to the expiration date to receive the offer consideration. The expiration date of the exchange offer will be at least 20 business days from the commencement of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any shares of Preferred Stock, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. During any extension, all shares of Preferred Stock previously tendered will remain subject to the exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend the exchange offer and not to accept for exchange any shares of Preferred Stock not previously accepted for exchange upon the occurrence of any of the events specified below under “—Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

In the event that the exchange offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their shares of Preferred Stock pursuant to the exchange offer. In any such event, the shares of Preferred Stock previously tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that it remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Preferred Stock we are offering to exchange or the offer consideration, including the number of shares of our common stock or the amount of the cash payment offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Proration and Priority of Exchanges

In the event holders tender more than 3,277,500 shares of Preferred Stock, we will accept for purchase not more than 3,277,500 shares of Preferred Stock on a pro rata basis among the tendering holders. In addition, if we conclude based on discussions with the New York Stock Exchange that the Preferred Stock is likely to be de-listed as a result of our acceptance of all shares of Preferred Stock validly tendered and not withdrawn pursuant to the exchange offer, we will reduce the number of shares of Preferred Stock we are offering to exchange and accept a pro rata number of the shares of Preferred Stock tendered in the exchange offer to ensure that the Preferred Stock continues to be listed on the New York Stock Exchange.

If, for any reason, proration of tendered shares of Preferred Stock is required, we will determine the final proration factor promptly after the expiration date of the exchange offer. Proration for each holder validly tendering shares of Preferred Stock will be based on the ratio of the number of shares of Preferred Stock validly tendered by the holder to the total number of shares of Preferred Stock validly tendered by all holders. This ratio will be applied to holders tendering shares of Preferred Stock to determine the number of such shares of Preferred Stock, rounded up or down as nearly as practicable to the nearest whole share (with amounts of 0.5 and greater being rounded up), that will be accepted from each holder pursuant to the exchange offer. Any shares of Preferred Stock tendered but not accepted because of proration will be returned to you. We will announce the proration percentage, if proration is necessary, promptly after the expiration date of the exchange offer.

Because of the potential difficulty in determining the number of shares of Preferred Stock validly tendered and not withdrawn, we do not expect that we will be able to announce the final proration percentage until three to five business days after the expiration date of the exchange offer. The preliminary results of any proration will be announced by press release promptly after the expiration date of the exchange offer. Holders may obtain preliminary proration information from the information agent or the exchange agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence the exchange of the tendered shares of Preferred Stock promptly after the expiration date of the exchange offer, but no later than five business days after the expiration date of the exchange offer.

As described under the heading “Material United States Federal Income Tax Considerations,” holders of shares of Preferred Stock may be required to recognize taxable gain or other taxable income if you participate in the exchange offer. If you are required to recognize taxable gain (instead of dividend income), the adjusted basis, if any, you have in the shares of Preferred Stock may affect the U.S. federal income tax consequences of the exchange to you. If any of your shares of Preferred Stock has an adjusted basis that is different from any of your other shares of Preferred Stock, you may wish to designate which of the shares of Preferred Stock are to be purchased in the exchange offer in the event we are required to prorate. The letter of transmittal provides you the opportunity to designate the order of priority in which shares of Preferred Stock are to be purchased if we are required to prorate.

Any shares of Preferred Stock tendered but not accepted because of proration will be returned to you at our expense.

Procedures for Tendering Preferred Stock

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. A holder need not submit a letter of transmittal if the holder tenders shares of Preferred Stock in accordance with the procedures mandated by DTC’s Automated Tender Offer Program, or ATOP. To tender shares of Preferred Stock without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of shares of Preferred Stock may tender shares of Preferred Stock in the exchange offer. To tender in the exchange offer, a holder must:

(1) either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date of the exchange offer; or

•	instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the shares of Preferred Stock acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time on September 15, 2010, according to the procedure for book-entry transfer described below; and

(2) deliver to the exchange agent prior to the expiration date of the exchange offer confirmation of book-entry transfer of your shares of Preferred Stock into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus before the expiration date of the exchange offer. To receive confirmation of valid tender of shares of Preferred Stock, a holder should contact the exchange agent at the telephone number listed on the back cover of this prospectus.

The tender of shares of Preferred Stock by a holder that is not withdrawn prior to the expiration date of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. Holders should not send the letter of transmittal to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose shares of Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf.

If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the shares of Preferred Stock.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the shares of Preferred Stock are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered shares of Preferred Stock. Our determination will be final and binding. We reserve the absolute right to reject any shares of Preferred Stock not properly tendered or any shares of Preferred Stock the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares of Preferred Stock. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of shares of Preferred Stock, neither we, the dealer managers, the information agent, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of shares of Preferred Stock will not be deemed made until those defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In all cases, we will accept shares of Preferred Stock for exchange pursuant to the exchange offer only after the exchange agent timely receives:

•	a timely book-entry confirmation that shares of Preferred Stock have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal from the information agent or the exchange agent at their offices listed on the back cover of this prospectus.

The Depository Trust Company Book-Entry Transfer

The exchange agent has established accounts with respect to the Preferred Stock at DTC for purposes of the exchange offer.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender shares of Preferred Stock. Any participant in DTC may make book-entry delivery of shares of Preferred Stock by causing DTC to transfer the shares of Preferred Stock into the exchange agent’s relevant account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the shares of Preferred Stock so tendered will be made only after a book-entry confirmation of such book-entry transfer of shares of Preferred Stock into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering shares of Preferred Stock that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offer. Holders of shares of Preferred Stock must timely tender their shares in accordance with the procedures set forth herein.

Withdrawal Rights

You may withdraw your tender of shares of Preferred Stock at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, if not previously returned, you may withdraw shares of Preferred Stock that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person that tendered the shares of Preferred Stock to be withdrawn;

•	identify the shares of Preferred Stock to be withdrawn, including the certificate number or numbers;

•	specify the number of shares to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the shares of Preferred Stock exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the shares of Preferred Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Preferred Stock into the name of the person withdrawing the tender; and

•	specify the name in which any of the Preferred Stock are to be registered, if different from that of the person that tendered the Preferred Stock.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Preferred Stock or otherwise comply with DTC’s procedures.

Any shares of Preferred Stock withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any shares of Preferred Stock that have been tendered for exchange but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn shares of Preferred Stock may be re-tendered by following one of the procedures described under “—Procedures for

Tendering Preferred Stock” above at any time on or before the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on September 15, 2010.

Acceptance of Preferred Stock for Exchange; Delivery of Offer Consideration

Upon satisfaction or waiver of all of the conditions to the exchange offer, and subject to the maximum number of shares of Preferred Stock subject to the exchange offer and the proration procedures described under “—Proration and Priority of Exchanges,” we will promptly accept the shares of Preferred Stock properly tendered that have not been withdrawn pursuant to the exchange offer and will pay the offer consideration in exchange for such shares of Preferred Stock promptly after the acceptance. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered shares of Preferred Stock for exchange when we give notice of acceptance to the exchange agent.

In all cases, we will pay the offer consideration in exchange for shares of Preferred Stock that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives a book-entry confirmation of the transfer of the shares of Preferred Stock into the exchange agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the exchange agent or DTC in distributing the offer consideration in the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, the exchange offer is subject to the following condition that we may not waive: the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

In addition, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any shares of Preferred Stock and may terminate or amend the exchange offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the exchange agent, followed by a timely press release, at any time before accepting any of the shares of Preferred Stock for exchange, if, in our reasonable judgment:

•	there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us (as set forth under “—Purpose of the Exchange Offer”) of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common stock in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

Furthermore, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any shares of Preferred Stock and may terminate or amend the exchange offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the exchange agent, followed by a timely press release, at any time before accepting any of the shares of Preferred Stock for exchange, if the New York Stock Exchange shall have informed us that the Preferred Stock is reasonably likely to be de-listed as a result of our acceptance of the shares of Preferred Stock validly tendered in the exchange offer.

The New York Stock Exchange will consider de-listing the Preferred Stock if, following the exchange, the number of publicly-held shares of Preferred Stock is less than 100,000, the number of holders of shares of Preferred Stock is less than 100, the aggregate market value of the shares of Preferred Stock is less than $1 million or for any other reason based on the suitability for the continued listing of the shares of Preferred Stock in light of all pertinent facts as determined by the New York Stock Exchange. In the event that a significant number of holders tender their shares of Preferred Stock or a significant number of the shares of Preferred Stock are tendered in the exchange offer such that we conclude based on discussions with the New York Stock Exchange that acceptance of the tendered shares of Preferred Stock in the exchange offer is likely to result in de-listing, we will reduce the number of shares of Preferred Stock we are offering to exchange and accept a pro rata number of the shares of Preferred Stock tendered in order to ensure that the Preferred Stock continues to be listed on the New York Stock Exchange. If we decide to prorate the exchange offer such that we will only accept an aggregate number of shares of Preferred Stock that is lower than the 3,277,500 shares that we are currently seeking to exchange, we will extend the exchange offer for a period of ten business days and provide holders with notice of such extension as described under “—Expiration Date; Extension; Termination; Amendment.”

In addition, our obligation to issue the common stock and pay the cash portion of the offer consideration is conditioned upon our acceptance of shares of Preferred Stock pursuant to the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any shares of Preferred Stock not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions the exchange offer, in whole or in part, except as to the requirement that the registration statement be declared effective by the SEC, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to the exchange offer on or prior to the expiration of the exchange offer.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum number of shares of Preferred Stock tendered for exchange.

Market, Trading and Dividend Information

The Preferred Stock is listed on the New York Stock Exchange under the symbol “WLL PrA.” The following table sets forth, for the period indicated, the reported high and low closing prices in U.S. dollars for the shares of Preferred Stock and the dividends declared per share since their original issuance in June 2009.

			Dividends
			Declared
	High	Low	Per Share

2010
Third Quarter (Through September 10, 2010)	$225.33	$180.97	$1.5625
Second Quarter (Ended June 30, 2010)	$224.25	$182.91	$1.5625
First Quarter (Ended March 31, 2010)	$199.00	$165.95	$1.5625
2009
Fourth Quarter (Ended December 31, 2009)	$186.47	$143.90	$1.5625
Third Quarter (Ended September 30, 2009)	$151.50	$91.20	$1.42361
Second Quarter (Ended June 30, 2009)	$99.50	$92.00	—

On September 10, 2010, the last sale price of the Preferred Stock as reported on the New York Stock Exchange was $224.52 per share.

Source and Amount of Funds

Assuming the exchange offer is fully subscribed, we will need approximately $47.5 million in cash to fund the cash portion of the offer consideration. We will use cash on hand and borrowings under our credit agreement to make these payments. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer, and tendering holders of shares of Preferred Stock will not be required to pay any of our expenses of soliciting tenders in the exchange offer, including any fee or commission payable to the dealer managers and the fees of the information agent and the exchange agent. We will also reimburse the dealer managers, the information agent and the exchange agent for reasonable out-of-pocket expenses, and we will indemnify each of the information agent, the exchange agent and the dealer managers against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers as well as by our officers and other employees.

If a tendering holder participates in the exchange offer through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of shares of Preferred Stock pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing shares of Preferred Stock not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the shares of Preferred Stock tendered;

•	shares of common stock are to be delivered to, or issued in the name of, any person other than the registered holder of the shares of Preferred Stock;

•	tendered shares of Preferred Stock are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of shares of Preferred Stock under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the exchange offer, we may repurchase additional shares of Preferred Stock that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Preferred Stock that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Preferred Stock other than pursuant to the exchange offer until ten business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the exchange offer.

Compliance With Securities Laws

We are making the exchange offer to all holders of outstanding shares of Preferred Stock. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of shares of Preferred Stock be accepted from or on behalf of, the holders of shares of Preferred Stock residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer will be deemed to be made on our behalf by the dealer managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the exchange offer, the distribution of this prospectus, and the resale of the shares of common stock.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area, the European Union plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of common stock described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the common stock do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to the common stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Finance Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common stock may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document you should consult an authorized financial adviser.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the exchange offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information” and “Incorporation by Reference.”

Accounting Treatment

For the number of Preferred Stock shares that are converted to common in the exchange offer, we will eliminate the Preferred Stock par value ($0.001 per share) and the additional paid-in capital per share, which was associated with the Preferred Stock’s original issuance, and replace it with the common stock par value ($0.001 per share) that corresponds to the number of common shares actually issued pursuant to this exchange. As the total of the par value and additional paid-in capital eliminated for the Preferred Stock is expected to be more than the common stock par value recognized, we will record this excess as an increase in additional paid-in capital.

The cash payment of $14.50 per share of Preferred Stock, which will be paid to holders of Preferred Stock that accept the terms of the exchange offer, will be accounted for as a preferred dividend and therefore will be charged directly to retained earnings. We will also recognize a general and administrative expense for the direct fees and expenses related to this offering. If the exchange offer is fully subscribed, we would expect the aggregate effect on retained earnings to be a reduction of approximately $49.9 million, which includes estimated offering fees of $2.4 million.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under symbol “WLL”. The following table shows the high and low sale prices for our common stock for the periods presented.

	High	Low

2010
Third Quarter (Through September 10, 2010)	$93.69	$73.63
Second Quarter (Ended June 30, 2010)	$93.22	$71.22
First Quarter (Ended March 31, 2010)	$81.76	$62.66
2009
Fourth Quarter (Ended December 31, 2009)	$75.65	$52.67
Third Quarter (Ended September 30, 2009)	$59.41	$29.77
Second Quarter (Ended June 30, 2009)	$49.94	$24.54
First Quarter (Ended March 31, 2009)	$44.99	$19.26
2008
Fourth Quarter (Ended December 31, 2008)	$69.58	$24.36
Third Quarter (Ended September 30, 2008)	$112.42	$62.09
Second Quarter (Ended June 30, 2008)	$108.53	$63.07
First Quarter (Ended March 31, 2008)	$66.19	$44.60

On September 10, 2010, the last sale price of our common stock as reported on the New York Stock Exchange was $91.22 per share.

On February 15, 2010, there were 691 holders of record of our common stock.

We have not paid any dividends on our common stock since we were incorporated in July 2003, and we do not anticipate paying any such dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our financial position, cash flows, results of operations, capital requirements and investment opportunities. Except for limited exceptions, which include the payment of dividends on our Preferred Stock, our credit agreement restricts our ability to make any dividends or distributions on our common stock. Additionally, the indentures governing our senior subordinated notes contain restrictive covenants that may limit our ability to pay cash dividends on our common stock and our Preferred Stock.

EFFECTS OF THE EXCHANGE OFFER ON THE MARKET FOR THE PREFERRED STOCK; NEW YORK STOCK EXCHANGE LISTING

The Preferred Stock is listed on the New York Stock Exchange. Although the shares of Preferred Stock may be held by fewer persons after the completion of the exchange offer, we have structured the exchange offer with the intent of avoiding de-listing of the Preferred Stock and do not plan to take any action following the exchange offer to cause the de-listing of the Preferred Stock from the New York Stock Exchange or to terminate the registration of the Preferred Stock under the Exchange Act. See “The Exchange Offer—Conditions to the Exchange Offer.”

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of shares of Preferred Stock.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND OUR COMMON STOCK

The following describes the material differences between the rights of holders of the shares of Preferred Stock and holders of shares of our common stock. While we believe that the description covers the material differences between the shares of Preferred Stock and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire exchange offer prospectus, including “Description of Capital Stock” and “Description of the Preferred Stock,” and the other documents we refer to for a more complete understanding of the differences between being a holder of Preferred Stock and a holder of our common stock.

Ranking and Liquidation Preference

In any liquidation, dissolution or winding up of us, our common stock would rank below all outstanding preferred stock, including the Preferred Stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up, until after our obligations to our debt holders and holders of preferred stock have been satisfied. In such a situation, each holder of Preferred Stock is entitled to receive and to be paid out of the assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our common stock, a liquidation preference in the amount of $100 per share plus accumulated and unpaid dividends.

Dividends

Holders of shares of Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.25% per share on the liquidation preference of $100 per share of Preferred Stock (equivalent to $6.25 per annum per share). Dividends on the Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year at such annual rate.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for such purpose. However, we have not paid any dividends on our common stock since we were incorporated in July 2003, we do not anticipate paying any such dividends on our common stock in the foreseeable future and there are restrictions on our ability to pay dividends under our credit agreement and indentures governing our senior subordinated notes. See “Price Range of Common Stock and Dividends” for more information.

Voting Rights

Except as required by Delaware law and our certificate of incorporation, which includes the certificate of designation for the Preferred Stock, the holders of Preferred Stock have no voting rights unless dividends payable on the Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of the Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full. Additionally, the affirmative vote or consent of holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation by merger or otherwise that would affect adversely the rights of holders of the Preferred Stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

Conversion Rights

Each share of Preferred Stock is convertible, at any time, initially into 2.3033 shares of our common stock based on a conversion price of $43.4163. The conversion price is subject to adjustment upon the occurrence of certain dilutive and other events as described in “Description of the Preferred Stock.”

Mandatory Conversion

At any time on or after June 15, 2013, we may at our option cause all outstanding shares of the Preferred Stock to be automatically converted into that number of shares of common stock for each share of Preferred Stock equal to $100 divided by the then-prevailing conversion price if the closing price of our common stock equals or exceeds 120% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion.

Additionally, at any time on or after June 15, 2013, if there are fewer than 300,000 shares of Preferred Stock outstanding we may at our option cause each outstanding share of Preferred Stock to be converted into shares of common stock at the then prevailing conversion price regardless of the closing price of our common stock.

Governing Document

As a holder of Preferred Stock, your rights currently are set forth in, and you may enforce your rights under, the Delaware General Corporation Law and our certificate of incorporation, including the certificate of designation with respect to the Preferred Stock, and by-laws.

Holders of shares of our common stock have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law and our certificate of incorporation and by-laws.

Listing

The Preferred Stock is listed and traded on the New York Stock Exchange under the symbol “WLL PrA.” Our common stock is listed and traded on the New York Stock Exchange under the symbol “WLL.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation (including the certificate of designation with respect to the Preferred Stock), by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 175,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 3,450,000 are designated as 6.25% Convertible Perpetual Preferred Stock and 1,500,000 are designated as Series A Junior Participating Preferred Stock. As of June 30, 2010, there were 51,441,800 shares of our common stock issued and 50,998,477 outstanding, 3,450,000 shares of 6.25% Convertible Perpetual Preferred Stock issued and outstanding, and no Series A Junior Participating Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock including the Preferred Stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

6.25% Convertible Perpetual Preferred Stock. Our board of directors designated 3,450,000 shares of our preferred stock as 6.25% Convertible Perpetual Preferred Stock. A description of such preferred stock is contained in “Description of the Preferred Stock”.

Series A Junior Participating Preferred Stock. Our board of directors has also designated 1,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described below. Each holder of Series A preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each Series A preferred share will have 100 votes, voting together with shares of our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of our common stock. As of the date of this prospectus, no shares of our Series A Junior Participating Preferred Stock were outstanding.

If we offer preferred stock in the future, we will file the terms of the preferred stock with the SEC relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Preferred Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached to it one right to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each share of our common stock that we issue prior to the expiration of the rights agreement will likewise have attached one right. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a Series A preferred share at a purchase price of $180 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires our company after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged until a party acquires 50% or more of our common stock at a ratio of one share of common stock, or one one-hundredth of a Series A preferred share, per right, subject to adjustment. Series A preferred shares purchased upon the exercise of rights will not be redeemable. The rights expire on February 23, 2016, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Delaware Anti-Takeover Law and Charter and By-law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. Any vacancies on the board of directors may be filled only by a majority vote of the remaining directors. Our certificate of incorporation and by-laws also provide that any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 70% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation prohibits stockholders from taking action by written consent without a meeting and provides that meetings of stockholders may be called only by our chairman of the board, our president or a majority of our board of directors. Our by-laws further provide that nominations for the election of directors and advance notice of other action to be taken at meetings of stockholders must be given in the manner provided in our by-laws, which contain detailed notice requirements relating to nominations and other action.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to our directors and executive officers under our certificate of incorporation and by-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation with respect to our 6.25% Convertible Perpetual Preferred Stock (which we refer to as the “Preferred Stock”). The certificate of designation is listed as an exhibit to the registration statement and incorporated by reference into this prospectus. The following summary of the terms of Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have designated 3,450,000 shares of preferred stock as the Preferred Stock and 1,500,000 shares of preferred stock as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Preferred”), which may be issued upon the exercise of our preferred share purchase rights.

The holders of the Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of ours of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Preferred Stock and common stock is Computershare Trust Company, N.A.

The Preferred Stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” but is not redeemable by us.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to all classes of our common stock, the Series A Junior Preferred and each other class of capital stock or series of preferred stock established after the issue date of the Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”).

While any shares of Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock. Without the consent of any holder of Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.25% per share on the liquidation preference of $100 per share of Preferred Stock (equivalent to $6.25 per annum per share). Dividends on the Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date to which dividends have been paid. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock as provided below under “—Method of Payment of Dividends.” Dividends are payable to holders of record as they appear on our stock register on the March 1, June 1, September 1 and December 1 immediately preceding each Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of Preferred Stock do not bear interest. Dividends payable on the Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends with respect to the Preferred Stock may be limited by the terms of the agreements governing our indebtedness and may be limited by applicable Delaware law. See “Price Range of Common Stock and Dividends” for additional information. In addition, our ability to declare and pay dividends on the Preferred Stock in shares of our common stock may be limited by applicable Delaware law.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Preferred Stock:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and our common stock.

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the Market Value (as defined below under “—Conversion Price Adjustment”) as determined on the second Trading Day (as defined below under—“Mandatory Conversion”) immediately prior to the Record Date for such dividend.

We will make each dividend payment on the Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 15 business days prior to the Record Date for such dividend.

Notwithstanding the above, we may not pay any portion of a dividend on the Preferred Stock by delivery of common stock unless (i) the common stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Preferred Stock is entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference of $100 per share, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Preferred Stock and all Parity Stock are not paid in full, the holders of the Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Preferred Stock have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

If dividends on the Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable are entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock is required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation by merger or otherwise that would affect adversely the rights of holders of the Preferred Stock. The certificate of designation provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Preferred Stock. Furthermore, the holders of Preferred Stock will not be entitled to vote with respect to any merger or similar transaction where the provisions described in “—Recapitalizations, Reclassifications and Changes of our Common Stock” are complied with if such transaction does not otherwise amend the terms of the Preferred Stock in a manner that would affect adversely the rights of holders of the Preferred Stock.

In all cases in which the holders of Preferred Stock shall be entitled to vote, each share of Preferred Stock shall be entitled to one vote.

Conversion Rights

Each share of Preferred Stock is convertible, at any time, at the option of the holder thereof into a number of shares of our common stock equal to $100 divided by the Conversion Price at the time of conversion. The initial “Conversion Price” is $43.4163, and is subject to adjustment as described below. Based on the initial Conversion Price, each share of Preferred Stock is convertible into 2.3033 shares of our common stock. All shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act of 1933 (other than by our affiliates) and such shares will be eligible for receipt in global form through the facilities of the DTC.

The holders of shares of Preferred Stock at the close of business on a Record Date are entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Preferred Stock on a Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Mandatory Conversion

At any time on or after June 15, 2013, we may at our option cause all outstanding shares of the Preferred Stock to be automatically converted into that number of shares of common stock for each share of Preferred Stock equal to $100 divided by the then-prevailing Conversion Price, if the Closing Sale Price of our common stock equals or exceeds 120% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “Trading Day” means a “business day.”

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Preferred Stock. The conversion date will be a date selected by us (which we refer to as the “Mandatory Conversion Date”) and will be no more than 10 days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	Mandatory Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Preferred Stock; and

•	that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion and all rights of holders of such Preferred Stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid.

In addition to the mandatory conversion provision described above, if there are fewer than 300,000 shares of Preferred Stock outstanding, we may, at any time on or after June 15, 2013, at our option, cause all such outstanding shares of the Preferred Stock to be automatically converted into that number of shares of common stock equal to $100 divided by the lesser of the then-prevailing Conversion Price and the Market Value as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided, however, that (1) the Mandatory Conversion Date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of Preferred Stock.

No Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion of the Preferred Stock, whether voluntary or mandatory, or in respect of dividend payments on the Preferred Stock made in common stock. Instead, we may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of shares of common stock to be issued to any particular holder upon conversion or in respect of dividend payments will be rounded up to the nearest whole share.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designation) in certain events, including:

1.	any payment of a dividend (or other distribution) payable in shares of common stock to all holders of common stock;

2.	any subdivision, combination or reclassification of the common stock;

3.	any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock at less than the Market Value (as defined below) determined on the Ex-date (as defined below) for such issuance;

4.	any distribution consisting exclusively of cash to all holders of the common stock, excluding (a) any cash that is distributed in a transaction or as part of a spin-off, (b) any dividend or distribution, in connection with our liquidation, dissolution, or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries;

5.	a successfully completed a tender or exchange offer for the common stock that involves the payment of consideration with a value per share of common stock exceeding the average Closing Sale Price of the common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

6.	any distribution to all holders of shares of common stock evidences of indebtedness, shares of capital stock (other than common stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (1) or (4) above; any rights or warrants referred to in clause (3) above; any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described in the certificate of designation).

The term “Market Value” means the average of the per share volume-weighted average prices of our common stock for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WLL.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The term “Ex-Date,” when used with respect to any issuance or distribution, on the common stock or any other securities, means the first date on which the common stock or such other securities trade without the right to receive such issuance or distribution.

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price; provided that on the date of an optional conversion (including any conversion in connection with a fundamental change) or the date of a mandatory conversion, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the Conversion Price, we shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

Rights or warrants distributed by us to all holders of common stock entitling the holders thereof to subscribe for or purchase shares of our capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of common stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of common stock, shall be deemed not to have been distributed (and no adjustment to the Conversion Price will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made in accordance with clause (6) above. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of common stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that we have a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the holder will receive, in addition to the common stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, we may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the holders will receive, in addition to the common stock issuable upon such conversion, the rights that would have attached to such common stock if the Trigger Event had not occurred under such applicable stockholder rights plan or agreement.

No adjustment to the Conversion Price will be made with respect to any distribution or other transaction described above if holders of the Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of shares of common stock issuable upon conversion of the Preferred Stock immediately prior to such event, without having to convert their Preferred Stock.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each share of Preferred Stock will, without the consent of any holder of Preferred Stock, be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder would have received in respect of common stock issuable upon conversion of such shares immediately prior to such transaction (the “reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction the reference property into which the Preferred Stock will be convertible will be deemed to be the weighted average of the types of consideration received by holders of our common stock who affirmatively make such an election. The certificate of designation provides that we may not become a party to any such transaction unless its terms are consistent with the foregoing.

Special Rights Upon a Fundamental Change

We must give notice of each fundamental change (as defined below) to all record holders of the Preferred Stock, by the later of 20 business days prior to the anticipated effective date of the fundamental change and the first public disclosure by us of the anticipated fundamental change. If a holder converts its Convertible Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date, the holder will automatically receive a number of shares of our common stock equal to the greater of:

•	(i) a number of shares of our common stock, as described under “—Conversion Rights” and subject to adjustment as described under “—Conversion Price Adjustment” (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “—Determination of the Make-Whole Premium”; and

•	a number of shares of our common stock calculated by reference to an adjusted Conversion Price equal to the greater of (i) the Market Value as of the effective date of a fundamental change and (ii) $24.63.

The foregoing provisions shall only be applicable with respect to conversions effected at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date. In lieu of issuing the number of shares of common stock issuable upon conversion pursuant to the foregoing provisions, we may, at our option, make a cash payment equal to the Market Value for each such share of common stock otherwise issuable upon conversion or determined for the period ending on the effective date. Our notice of fundamental change will indicate if we will issue stock or pay cash upon conversion.

A “fundamental change” is deemed to have occurred upon the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions) other than us or any of our subsidiaries, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of all classes of our voting stock;

(2) we consolidate with, or merge with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person (other than a direct or indirect wholly owned subsidiary of ours), other than:

(a) any transaction pursuant to which the holders of our capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

(b) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3) the first day on which a majority of the members of our board of directors does not consist of “Continuing Directors”;

(4) we approve a plan of liquidation or dissolution; or

(5) our common stock ceases to be listed on a national or regional securities exchange or quoted on the New York Stock Exchange or an over-the-counter market in the United States.

“Continuing Directors” means (i) individuals who on the date of original issuance of the Preferred Stock constituted our board of directors or (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof) who were either directors on the date of original issuance of the Preferred Stock or whose election or nomination for election was previously so approved.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person is deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a fundamental change is deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) and (ii) as a result of such transaction or transactions the shares of Preferred Stock become convertible into such common stock.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and is dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Determination of the Make-Whole Premium

If you elect to convert your shares of Preferred Stock upon the occurrence of a fundamental change, in certain circumstances, you are entitled to receive, in addition to a number of shares of common stock issuable upon conversion based on the Conversion Price, an additional number of shares of common stock per share of Preferred Stock (the “additional shares” or the “make-whole premium”) upon conversion as described below.

We must give notice to all holders and to the conversion agent no later than the date of such fundamental change. Holders may surrender their shares of Preferred Stock for conversion and receive the additional shares only with respect to shares surrendered for conversion from and after the opening of business on the Trading Day immediately following the effective date of such fundamental change until the close of business on the 30th Trading Day following such effective date.

The number of additional shares varies between zero and 0.4030 and will be determined by reference to the table in the certificate of designation and is based on the date on which the fundamental change becomes effective (the “effective date”) and the stock price. If holders of our common stock receive only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sale Prices of our common stock on the five Trading Days prior to but not including the effective date of the transaction constituting a fundamental change.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is the opinion of Foley & Lardner LLP, our federal income tax counsel, as to material U.S. federal income tax considerations for U.S. holders and non-U.S. holders (each as defined below) relating to the exchange offer, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings of the Internal Revenue Service (“IRS”), and judicial decisions, all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to accept the exchange offer, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, S corporations, persons that at any time own (directly or indirectly) more than 5% of the aggregate fair market value of the Preferred Stock, dealers in securities or commodities, regulated investment companies, persons who acquired shares through exercise of employee stock options or otherwise as compensation for services, U.S. expatriates and former long-term U.S. residents, U.S. holders whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, non-U.S. holders that are “controlled foreign corporations” or “passive foreign investment companies”, persons that will hold our Preferred Stock or common stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction, or persons deemed to sell Preferred Stock under the constructive sale provisions of the Code. This summary is limited to those persons who hold our Preferred Stock, and who will hold any common stock received in respect thereof, as “capital assets” (generally, property held for investment).

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of our Preferred Stock or common stock and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident in the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the Unites States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of our Preferred Stock or common stock and you are neither a U.S. holder nor an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity.”

Each holder of Preferred Stock should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of accepting the exchange offer.

Consequences of Not Participating in the Exchange Offer

Stockholders who do not participate in the exchange offer will not recognize any gain or loss and will retain their adjusted tax basis and holding period in their Preferred Stock.

Treatment of the Exchange as a Recapitalization

The discussion in this section applies both to U.S. holders and to non-U.S. holders.

General. The receipt of shares of our common stock and cash pursuant to the exchange offer for shares of our Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes.

Cash in Lieu of Fractional Shares. Cash received in lieu of a fractional share of common stock will generally be treated as a payment in exchange for such fractional share, and capital gain or loss will be recognized on the receipt of this cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share, without regard to the Section 302 tests described below.

Recognized Gain. As a result of the exchange being treated as a recapitalization and as a result of the receipt of cash in addition to any cash received in lieu of a fractional share of common stock, you will recognize an amount of gain (the “Recognized Gain”) equal to the lesser of (i) the amount of cash you receive in the exchange (not including any cash received in lieu of a fractional share of common stock) and (ii) the amount of gain “realized” in the transaction. The amount of gain you will “realize” will equal the amount by which (a) the cash you receive in the exchange plus the fair market value of the shares of our common stock you receive exceeds (b) your adjusted tax basis in your shares of Preferred Stock exchanged.

You will not recognize any loss in connection with the exchange (other than any loss described above in “Treatment of the Exchange as a Recapitalization—Cash in Lieu of Fractional Shares”). If you exchange more than one “block” of our Preferred Stock (that is, groups of Preferred Stock that you purchased at different times or at different prices), you must calculate your Recognized Gain separately on each block, and the results for each block may not be netted in determining your overall Recognized Gain. Instead, you will recognize gain on those shares on which gain is realized, but losses may not be recognized.

Treatment of Recognized Gain. If you have Recognized Gain as a result of your participation in the exchange offer, such Recognized Gain will be treated for federal income tax purposes either as ordinary dividend income or as capital gain. In order to make this determination, you will be treated under Section 356(a)(2) of the Code as if (i) you had not participated in the exchange offer and you instead exchanged all of your shares of Preferred Stock for consideration consisting solely of shares of our common stock and (ii) immediately thereafter we redeemed a portion of your shares of our common stock in exchange for cash (in an amount equal to the cash you received in the exchange offer, not including any cash received in lieu of a fractional share of common stock).

Your Recognized Gain will be treated as capital gain if the deemed redemption meets either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test with respect to you. These tests (the “Section 302 tests”) are explained more fully below.

If the deemed redemption does not meet any of the Section 302 tests, your Recognized Gain will be treated (i) as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are attributable to the shares deemed to be redeemed , and (ii) as capital gain to the extent that the Recognized Gain exceeds our current and accumulated earnings and profits that are attributable to the shares deemed to be redeemed.

Common Stock Received. Your tax basis in the shares of our common stock you receive will be the same as the adjusted tax basis of the shares of Preferred Stock exchanged, increased by your Recognized Gain and reduced by the amount of cash you receive in the exchange (excluding any cash received in lieu of a fractional share of common stock). Your holding period for the shares of common stock you receive will include the holding period during which you held the shares of our Preferred Stock.

The “Substantially Disproportionate” Test. The deemed redemption will meet the “substantially disproportionate” test with respect to you if the percentage of our total outstanding common shares that you own, actually and constructively, immediately following the deemed redemption is less than 80% of the percentage of our total outstanding common shares that you would have owned, actually and constructively, if (i) every tendering holder of Preferred Stock had received solely common shares in exchange for his, her, or its shares of Preferred Stock, and (ii) none of the common shares hypothetically received by the tendering holder of Preferred Stock had been redeemed.

The “Not Essentially Equivalent to a Dividend” Test. The deemed redemption will meet the “not essentially equivalent to a dividend” test with respect to you if the deemed redemption results in a meaningful reduction of your proportionate interest in our stock. Whether the deemed redemption results in a meaningful reduction of your proportionate interest in our stock will depend on your particular facts and circumstances. The IRS has issued rulings in situations involving redemptions of stock owned by minority shareholders of publicly-traded corporations (each such minority shareholder owned, directly or constructively, less than 1% of the value and voting power of the stock of the corporation, and did not exercise meaningful control over the affairs of the corporation). In these rulings, a redemption was treated as meeting the “not essentially equivalent to a dividend” test if the redemption resulted in any reduction in both the voting power and the economic interest held by such a minority shareholder in the corporation.

Constructive Ownership of Our Stock. In determining whether any of the Section 302 tests are satisfied, you must take into account not only shares of our stock that you actually own, but also shares of our stock that you constructively own within the meaning of Section 318 of the Code. Under Section 318 of the Code, you may constructively own shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which you have an interest, or that have an interest in you.

Contemporaneous Dispositions and Acquisitions of Our Stock. Contemporaneous dispositions or acquisitions of shares by you (or persons or entities related to you) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the Section 302 tests has been satisfied with respect to shares of our Preferred Stock exchanged pursuant to the exchange offer. If you are contemplating participating in the exchange offer, we urge you to consult your tax advisors regarding the Section 302 tests, including the effect of the attribution rules and the effects of contemporaneous dispositions or acquisitions.

Consequences to U.S. Holders Accepting Exchange Offer

Capital Gain Income. In the case of a U.S. holder whose shares of Preferred Stock have been held by the U.S. holder for more than one year before being exchanged for common shares and cash, any portion of the U.S. holder’s Recognized Gain that is treated as a capital gain under the rules described above in “Treatment of the Exchange as a Recapitalization—Treatment of Recognized Gain” will be long-term capital gain, and any capital gain or loss recognized on the receipt of cash in lieu of a fractional share of common stock will be long-term capital gain or loss. Any long-term capital gain recognized by a non-corporate U.S. holder will be subject to federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for federal income tax purposes.

Dividend Income Recognized by Non-Corporate U.S. Holder. Any portion of a U.S. holder’s Recognized Gain that is treated as a dividend under the rules described above in “Treatment of the Exchange as a Recapitalization—Treatment of Recognized Gain” will be treated as ordinary income for federal income tax purposes. Any such dividend income that is received prior to January 1, 2011 by a non-corporate

U.S. holder will be subject to U.S. federal income tax at a maximum rate of 15%, provided that certain holding period requirements are met.

Dividend Income Recognized by Corporate U.S. Holder. Any such dividend income that is received by a U.S. holder that is classified for federal income tax purposes as a corporation may be eligible for a 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. holder does not satisfy certain holding period requirements with respect to its tendered shares or if the shares are “debt-financed portfolio stock.” However, Section 1059 of the Code may cause the entire amount of cash received by a corporate U.S. holder to be treated as an “extraordinary dividend,” with the result that, to the extent the corporate U.S. holder takes a dividends-received deduction with respect to the cash it receives, the corporate U.S. holder will be required to reduce the tax basis of its shares of our common stock (but not below zero) by the amount of the dividends-received deduction. If the amount of the dividends-received deduction were to exceed the basis of the corporate U.S. holder’s remaining shares of common stock, the excess generally would be taxed to the corporate U.S. holder as gain on the sale of such stock.

Backup Withholding and Information Reporting. The gross proceeds received by a U.S. holder pursuant to the exchange offer generally will be subject to information reporting. In general, a U.S. holder may be subject to a backup withholding tax on such gross proceeds if the U.S. holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. holder, and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders Accepting Exchange Offer

Portion of Recognized Gain Treated as Capital Gain. Any portion of a non-U.S. holder’s Recognized Gain that is treated as a capital gain under the rules described above in “Treatment of the Exchange as a Recapitalization—Treatment of Recognized Gain,” and any capital gain recognized on the receipt of cash in lieu of a fractional share of common stock, will not be subject to federal income tax, unless:

•	the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the period that the non-U.S. holder held the shares of our Preferred Stock that are transferred pursuant to the exchange offer, and certain other conditions are met.

In the case of a non-U.S. holder described in the first bullet point above, any such gain will be subject to federal income tax at regular graduated rates, and (if the non-U.S. holder is classified as a corporation for federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we are a USRPHC. Nevertheless, in the case of a non-U.S. holder that has never owned, directly or constructively under the attribution rules of Section 897(c)(6)(C) of the Code, more than 5% of our Preferred Stock, the receipt of shares of Common Stock and cash in exchange for shares of Preferred Stock will not trigger federal income tax except with respect to any portion of the non-U.S. holder’s Recognized Gain that is treated as a dividend (see “—Portion of Recognized Gain Treated as Dividend” below). Any non-U.S. holder that has ever owned directly or constructively under the attribution rules of Section 897(c)(6)(C) of the Code, more than 5% of our Preferred Stock should consult its own tax advisor with respect to the tax consequences of the exchange.

Portion of Recognized Gain Treated as Dividend. Any portion of a non-U.S. holder’s Recognized Gain that is treated as a dividend under the rules described above in “Treatment of the Exchange as a Recapitalization—Treatment of Recognized Gain” will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) if the dividend is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder.

Any such dividend that is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder will be subject to federal income tax at regular graduated rates, and (if the non-U.S. holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the non-U.S. holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to us or to the person who otherwise would be required to withhold U.S. tax.

Nonresident Withholding. Whether or not any portion of a non-U.S. holder’s Recognized Gain is treated as a capital gain under the rules described above in “Treatment of the Exchange as a Recapitalization—Treatment of Recognized Gain” and is exempt from federal income tax as described in “—Portion of Recognized Gain Treated as Capital Gain”, and whether or not the non-U.S. holder has furnished the certification required to avoid backup withholding (see “—Backup Withholding and Information Reporting” below), we intend to withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) of the cash proceeds on the exchange. In the event that the amount withheld from the gross proceeds paid to a non-U.S. holder pursuant to the exchange offer exceeds the federal income tax liability of the non-U.S. holder, a claim for refund may be filed with the IRS by the non-U.S. holder.

Backup Withholding and Information Reporting. The amount of any dividends paid to a non-U.S. holder, and the amount of any tax withheld, generally must be reported to the IRS and to the non-U.S. holder, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides.

The payment to a non-U.S. holder of the proceeds of the disposition of a share of our Preferred Stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the non-U.S. holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of our Preferred Stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of our Preferred Stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the U.S. federal income tax liability of the non-U.S. holder, and may entitle the non-U.S. holder to a refund if the required information is furnished to the IRS in a timely manner.

Consequences to non-U.S. Holders of Owning Common Stock

Distributions. Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution paid to a non-U.S. holder on a share of our common stock exceeds our current and accumulated earnings and profits attributable to that share of common stock, the excess will be treated as a tax-free return of capital, up to such holder’s adjusted tax basis in that share of common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Disposition of Common Stock.”

A dividend received by a non-U.S. holder on shares of our common stock generally will be subject to U.S. withholding tax at a rate of 30%, unless the non-U.S. holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such dividend is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI (or successor form)). Because we believe we are a “United States real property holding corporation” for U.S. federal income tax purposes (see “—Disposition of Common Stock” below), distributions in excess of our current and accumulated earnings and profits generally will be subject to withholding at a rate not less than 10%.

For the treatment of any dividends that are effectively connected with a non-U.S. holder’s U.S. trade or business, see below under “—Effectively Connected Income.”

Disposition of Common Stock. Non-U.S. holders generally will not be subject to U.S. federal income tax (including withholding tax) on gain realized on the sale or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, and the non-U.S. holder held more than 5% of our common stock, at any time during the shorter of the five-year period ending on the date of disposition or the period that such non-U.S. holder held our common stock.

In the case of a non-U.S. holder described in the first bullet point above, the treatment of any dividends that are effectively connected with the non-U.S. holder’s U.S. trade or business is described below under “—Effectively Connected Income.”

An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we are a USRPHC.

Effectively Connected Income. Any gain or income that is recognized by a non-U.S. holder with respect to the ownership or disposition of shares of our common stock and that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is classified for U.S. federal income tax purposes as a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting. The amount of any dividends paid to a non-U.S. holder, and the amount of any tax withheld, generally must be reported to the IRS and to the non-U.S. holder, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides.

The payment to a non-U.S. holder of the proceeds of the disposition of a share of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the non-U.S. holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the U.S. federal income tax liability of the non-U.S. holder, and may entitle the non-U.S. holder to a refund if the required information is furnished to the IRS in a timely manner.

Recent Legislation Affecting Common Shares Held Through Foreign Accounts. On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act of 2010, which may result in materially different withholding and information reporting requirements than those described above for payments made after December 31, 2012. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends paid with respect to, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution agrees, among other things, to annually report certain information with respect to “United States accounts” maintained by such institution, or (ii) the foreign non-financial entity either certifies it does not have any “substantial U.S. owners” or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation generally applies to payments made after December 31, 2012. A non-U.S. holder generally would be permitted to claim a refund to the extent any tax withheld exceeded the non-U.S. holder’s actual U.S. federal income tax liability. non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of this legislation with respect to their investment in our common stock.

DEALER MANAGERS, INFORMATION AGENT AND EXCHANGE AGENT

Dealer Managers

We have retained Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC as joint lead dealer managers and the co-dealer managers set forth on the front cover of the prospectus in connection with the exchange offer. The dealer managers may contact holders of the shares of Preferred Stock regarding the exchange offer and may request brokers, dealers and other nominees to forward this prospectus and related materials to beneficial owners of the shares of Preferred Stock. Questions regarding the terms of the exchange offer may be directed to the dealer managers at the addresses and telephone numbers set forth on the back cover of this prospectus.

We have agreed to pay the dealer managers a fee for their services as dealer managers in connection with the exchange offer. In addition, we will reimburse the dealer managers for their reasonable out-of-pocket expenses. We have also agreed to indemnify the dealer managers and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. At any given time, the dealer managers may trade shares of Preferred Stock or other of our securities for their own account or for the accounts of their respective customers and, accordingly, may hold a long or short position in the shares of Preferred Stock. Additionally, an affiliate of Banc of America Securities LLC and Wells Fargo Securities, LLC own approximately 412,375 and 72,042, respectively, shares of Preferred Stock as proprietary positions.

The dealer managers have provided in the past, are currently providing and/or may in the future provide various investment banking, financial advisory and other services to us and our affiliates, for which they have received or would receive customary compensation from us. Affiliates of the dealer managers were underwriters of the offering of the Preferred Stock in June 2009. In addition, affiliates of the dealer managers are lenders under Whiting Oil and Gas Corporation’s bank credit facility.

Information Agent and Exchange Agent

Georgeson Inc. has been appointed information agent for the exchange offer and Computershare Trust Company, N.A. has been appointed exchange agent for the exchange offer. All deliveries and correspondence sent to the information agent or the exchange agent should be directed to the address set forth on the back cover of this prospectus. We have agreed to pay the information agent and the exchange agent reasonable and customary fees for its services and to reimburse the information agent and the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the information agent and the exchange agent for certain liabilities, including liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the information agent or the exchange agent at the address set forth on the back cover of this prospectus.

Delivery of a letter of transmittal or transmission of instructions to an address or facsimile number other than as set forth on the back cover of this prospectus for the exchange agent is not a valid delivery.

LEGAL MATTERS

The validity of the shares of common stock to be issued in the exchange offer will be passed upon for us by the law firm of Foley & Lardner LLP.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Whiting Petroleum Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our oil and natural gas reserves derived from the report of Cawley Gillespie & Associates, Inc., an independent petroleum engineering consultant, has been included in this prospectus, and incorporated in this prospectus by reference from Whiting Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 as amended by our Annual Report on Form 10-K/A, on the authority of said firm as an expert in petroleum engineering.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

Computershare Trust Company, N.A.

By Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Facsimile Transmission (for Eligible Institutions only): Computershare Trust Company, N.A. (617) 360-6810 For Confirmation Only Telephone (781) 575-2332	By Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

199 Water Street—26th Floor
New York, NY 10038

Banks and Brokers, Call:
(212) 440-9800

All Others Call Toll-Free:
(877) 797-1153

Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the information agent and will be furnished at our expense. Questions and requests for assistance regarding the tender of your securities should be directed to the information agent.

The Joint Lead Dealer Managers for the Exchange Offer Are:

BofA Merrill Lynch 214 North Tryon Street, 17th Floor Charlotte, North Carolina 28255	J.P. Morgan 383 Madison Avenue, 4th Floor New York, New York 10179	Wells Fargo Securities 375 Park Avenue New York, New York 10152
Attn: Debt Advisory Services	Attn: Syndicate Desk	Attn: Equity Syndicate Department
(888) 292-0700 (toll-free) (980) 388-9217 (collect)	(800) 261-5767 (toll-free)	(800) 326-5897 (toll-free)

Questions and requests for information regarding the terms of the exchange offer should be directed to the joint lead dealer managers.